Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

by and among

MADEIRA HOLDINGS, LLC,

MADEIRA MERGER SUBSIDIARY, INC.

and

MARLIN BUSINESS SERVICES CORP.

Dated as of April 18, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 18, 2021 (this “Agreement”), is entered into by and among Madeira Holdings, LLC, a Delaware limited liability company (“Parent”), Madeira Merger Subsidiary, Inc., a Pennsylvania corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Marlin Business Services Corp., a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation in the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the shareholders of the Company, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend that the shareholders of the Company adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has (a) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and the sole shareholder of Merger Sub, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend that the sole shareholder of Merger Sub adopt this Agreement;

WHEREAS, the manager of Parent has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, European Asset Value Offshore Fund II, L.P., European Asset Value Offshore Fund (USD) II, L.P., European Asset Value Fund (USD) II, L.P. and European Asset Value Irish Fund II (together, the “Guarantor”) has entered into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of each of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

Article I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) and the Pennsylvania Entity Transactions Law (the “Entity Transactions Law”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the PBCL and the Entity Transactions Law.

SECTION 1.02. Closing. The closing for the Merger (the “Closing”) shall take place remotely at 10:00 a.m., Eastern time, as soon as practicable (but in any event within five (5) Business Days) after the day on which all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) have been satisfied or waived in accordance with this Agreement, or at such other time and place as the Company and Parent may agree in writing; provided, however, that the Closing shall not occur prior to the date that is eight (8) months after the date of this Agreement (it being understood that Parent may, in its sole discretion, waive the terms set forth in this proviso pursuant to a written waiver delivered in accordance with Section 9.03). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause the Merger to become effective by filing a statement of merger (the “Statement of Merger”) with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”), to be executed and filed in accordance with the applicable provisions of the PBCL and the Entity Transactions Law. The Merger shall become effective at the time when the Statement of Merger has been duly filed with the Department of State or at such later time as may be agreed by Parent and the Company in writing and specified in the Statement of Merger (the “Effective Time”).

SECTION 1.04. Articles of Incorporation; Bylaws.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the Merger to the form attached hereto as Exhibit A, and as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (but subject to the applicable terms of this Agreement).

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent or Merger Sub, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the Merger to the form attached hereto as Exhibit B, and as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (but subject to the applicable terms of this Agreement).

SECTION 1.05. Directors and Officers.

(a) The directors of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

(b) The officers of the Company as of immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

Article II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company (each, a “Share”) issued and outstanding immediately prior to the Effective Time (including any Restricted Shares that fully vest pursuant to Section 2.02(a)), other than (i) the Cancelled Shares, which shall be treated in accordance with Section 2.01(b), and (ii) the Dissenting Shares, which shall be treated in accordance with Section 2.05, shall be converted into the right to receive $23.50 per Share in cash (minus the Final Adjustment Amount, if any), without interest thereon (the “Merger Consideration”). At the Effective Time, all such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each such Share, whether represented by a certificate (“Certificate”) or in non-certificated form and represented by book-entry (“Book-Entry Shares”), shall thereafter represent only the right to receive the Merger Consideration in accordance with this Article II.

(b) Cancellation of Cancelled Shares. Each Share owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent and each Share owned by the Company or any wholly owned Subsidiary of the Company (collectively, the “Cancelled Shares”) shall cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and all such shares together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.02. Treatment of Company Equity Awards.

(a) Treatment of Restricted Shares. With respect to each Share that is subject to any vesting, forfeiture, repurchase or other lapse restriction under any Company Equity Award Plan (each a “Restricted Share”) and outstanding as of immediately prior to the Effective Time, such vesting, forfeiture, repurchase or other lapse restriction shall lapse as of the Effective Time and such Restricted Share shall be fully vested and shall be converted into the right to receive the Merger Consideration as provided in Section 2.01(a).

(b) Treatment of Restricted Stock Units. At the Effective Time, each restricted stock unit award in respect of Shares granted under a Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than the next regularly scheduled payroll date) after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration in respect of each Share underlying such Company RSU.

(c) Treatment of Performance Stock Units. At the Effective Time, each restricted stock unit award in respect of Shares granted under a Company Equity Award Plan that is outstanding immediately prior to the Effective Time and that vests, in whole or in part, based on the achievement of a specified level of performance (a “Company PSU”) (i) shall, if it was awarded during December 2020, vest and be deemed satisfied based on actual performance determined as of the Effective Time in accordance with the terms of the Company PSU, and (ii) shall, if it was awarded other than during December 2020, fully vest and be deemed satisfied at the target level of one hundred percent (100%). Each Company PSU shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than the next regularly scheduled payroll date) after the Effective Time, an amount in cash, without interest, equal to the Merger Consideration in respect of each Share underlying such Company PSU, as determined pursuant to this Section 2.02(c).

(d) Treatment of Company Options. At the Effective Time, each option award in respect of Shares granted under a Company Equity Award Plan that is outstanding immediately prior to the Effective Time (a “Company Option”), whether vested or unvested, and has an exercise price per Share that is less than the Merger Consideration shall fully vest and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than three (3) Business Days) after the Effective Time, an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option. At the Effective Time, each Company Option that has an exercise price per Share that is greater than or equal to the Merger Consideration shall cease to be outstanding, be cancelled and cease to exist and the holder of any such Company Option shall not be entitled to payment of any consideration therefor. From and after the Effective Time, there shall be no outstanding Company Options.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of Section 2.02(a) through Section 2.02(d). The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Restricted Shares, Company RSUs, Company PSUs, Company Options or any other awards under any Company Equity Award Plan.

(f) Funding. At the Effective Time, Parent shall make, or cause to be made, a cash contribution to the Surviving Corporation in immediately available funds to permit the Surviving Corporation to make the payments required under Section 2.02(a) through Section 2.02(d) to the extent, if any, the Surviving Corporation does not otherwise have sufficient funds to make such payments.

(g) 409A. Notwithstanding the foregoing, in the case of any Restricted Shares, Company RSUs, Company PSUs or Company Options or any other awards under any Company Equity Award Plan that is subject to Section 409A of the Code, all payments with respect to such award shall be made in accordance with the requirements of Section 409A of the Code and nothing herein is intended or shall be construed to change the payment timing with respect to any such award in violation of Section 409A of the Code.

SECTION 2.03. Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a paying agent (the “Paying Agent”), with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed), and enter into an agreement with such Paying Agent in form and substance reasonably acceptable to the Company wherein the Paying Agent will act as agent for the shareholders of the Company in connection with the Merger and receive payment of the aggregate Merger Consideration to which the shareholders of the Company shall become entitled pursuant to Section 2.01(a). At the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments required pursuant to Section 2.01(a) upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with Section 2.03(b) (such cash amount being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Subject to Section 2.03(c), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Merger Consideration as contemplated by Section 2.01(a), Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.01(a) shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall not be used for any purpose other than as contemplated by this Section 2.03(a); provided, further, that Parent may also direct that the Exchange Fund be invested in a non-interest bearing account.

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal, specifying that delivery of Shares shall be effected, and risk of loss and title with respect to Shares shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent.

(ii) Payment of Merger Consideration. Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver promptly after the Effective Time, a cash amount in immediately available funds equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares and (B) the Merger Consideration, without any interest thereon. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares.

(iii) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee or other Person if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

(iv) Rights of Holders of Shares; Expenses. Until surrendered as contemplated by this Section 2.03(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with the transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions or by the Paying Agent) the Merger Consideration as contemplated by Section 2.01(a).

(c) Termination of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed six (6) months after the Effective Time shall be delivered to Parent or the Surviving Corporation, upon demand by Parent. Any former holders of Shares (other than Cancelled Shares or Dissenting Shares) who have not theretofore complied with this Article II shall thereafter be entitled to look only to Parent and the Surviving Corporation for payment of the Merger Consideration upon surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with the provisions set forth in Section 2.03(b), and Parent and the Surviving Corporation shall remain liable for (subject to applicable abandoned property, escheat or other similar Law) payment of their claims for the Merger Consideration payable upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or other similar Law.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, acceptable evidence of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, the holder of such Shares shall be given a copy of the transmittal materials referred to in Section 2.03(b)(i) and instructed to comply with the instructions thereto in order to receive the cash amount to which such holder is entitled pursuant to Section 2.01(a).

(e) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay and deliver in exchange for such Certificate a cash amount equal to the product of (i) the number of Shares represented by such Certificate and (ii) the Merger Consideration, without any interest thereon.

SECTION 2.04. Withholding Rights. Each of Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Restricted Shares, Company RSUs, Company PSUs or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law, taking into account any applicable exemption under such Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Parent, as the case may be, such withheld amounts (i) shall be promptly remitted by Parent, the Paying Agent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding were made by the Surviving Corporation or Parent, as the case may be. The parties shall cooperate in good faith to obtain exemption from or to otherwise reduce or eliminate any such Tax to the extent legally permissible.

SECTION 2.05. Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has properly exercised dissenters’ rights with respect to such Shares in accordance with Subchapter 15D of the PBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.01(a), but instead at the Effective Time shall become entitled to only such rights as are granted by Subchapter 15D of the PBCL and, at the Effective Time, all such Dissenting Shares shall cease to be outstanding and shall automatically be canceled and cease to exist, and the holder of such Dissenting Shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.05 and the PBCL. Notwithstanding the immediately preceding sentence, if any such holder fails to perfect or otherwise waives, withdraws or loses the rights granted under Subchapter 15D of the PBCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Subchapter 15D of the PBCL, then the such holder’s rights under Subchapter 15D of the PBCL shall be forfeited and cease, and each of such holder’s Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration, without interest thereon. The Company shall deliver prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments delivered to the Company pursuant to the PBCL with respect to such a demand, and shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to take any such action.

SECTION 2.06. Adjustments to Prevent Dilution. In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders thereof the same economic effect contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.06 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the SEC Reports filed with or furnished to the SEC since January 1, 2019 and publicly available at least twenty-four (24) hours prior to the date of this Agreement (and only as and to the extent disclosed therein), other than any disclosures in any such SEC Reports contained under the captions “Risk Factors,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” thereof to the extent the disclosure is a cautionary, forward-looking or predictive statement, (y) for actions reasonably taken in connection with the De-Banking (so long as done in accordance with Section 6.18) and the effects or consequences thereof or (z) as set forth in the Company Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face and that such information is relevant to such other sections or subsections), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Organization, Standing and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Law of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. The Company has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Law of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of the Amended and Restated Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”). The Company is not in material violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws.

SECTION 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company and the jurisdiction of organization of each such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have, in all cases, been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, rights of first refusal, option or similar rights, and are wholly owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Law of other applicable jurisdictions) (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any Person.

SECTION 3.03. Capital Structure.

(a) The authorized capital stock of the Company consists of 75,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on April 15, 2021, there were (i)(A) 12,013,245 Shares issued and outstanding (which number includes 147,362 Restricted Shares) and (B) no Shares held by the Company in its treasury, (ii) 140,408 Shares underlying the outstanding Company RSUs, (iii) 572,368 Shares underlying the outstanding Company PSUs (assuming target performance), (iv) 113,787 Shares subject to outstanding Company Options and (v) no shares of Company Preferred Stock issued or outstanding. Except as set forth in the immediately preceding sentence, at the close of business on April 15, 2021, no shares of capital stock or other voting securities of the Company were issued or outstanding. Since April 15, 2021 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than pursuant to the exercise of Company Options or the vesting of Company RSUs or Company PSUs, in each case, outstanding as of April 15, 2021, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Shares. All outstanding Shares are, and all Shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, rights of first refusal, option or similar rights.

(b) No Subsidiary of the Company owns any shares of capital stock of the Company. There are no bonds, debentures, obligations, notes or other indebtedness of the Company that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares or security holders of the Company’s Subsidiaries may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of April 15, 2021, there are no subscriptions, options, warrants, calls, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, stock-based performance units or other similar rights, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of, or equity interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant or enter into any such subscription, option, warrant, call, right, security, unit or other similar rights, Contract or undertaking or (iii) that give any Person the right to subscribe for or acquire any securities of the Company or any of its Subsidiaries, or to receive any economic interest of a nature accruing to the holders of Shares or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries, other than pursuant to the Company Equity Award Plans. There are no stockholder agreements, registration rights agreements, voting trusts, voting agreements or proxies (other than customary revocable proxies solicited by the Company for any meeting of the holders of Shares) to which the Company or any of its Subsidiaries is a party with respect to equity interests in the Company.

SECTION 3.04. Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger only, to receipt of the Company Requisite Vote. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles. The Company Board duly and validly adopted resolutions (i) determining that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the shareholders of the Company, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommending that the shareholders of the Company adopt this Agreement (the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(b) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right or obligation (including a right of termination, modification, cancellation or acceleration of any right or obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or require consent under, or result in the creation of any Lien (other than Permitted Liens and Liens created in connection with any action taken by Parent or Merger Sub or any of their respective Affiliates) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Articles of Incorporation, the Company Bylaws or the comparable organizational documents of any of the Company’s Subsidiaries or (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Material Contract or Permit to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (B) any Law, in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of the foregoing clause (ii), any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the HSR Act, and any other filings required or advisable under any applicable non-United States antitrust or competition Law, (2) the filing of the Plan with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Reserve Bank of San Francisco (the “SF FRB”), the Utah Department of Financial Institutions (the “Utah DFI”), the Federal Deposit Insurance Corporation (the “FDIC”) and the approval of the Plan by each of the foregoing Governmental Entities, (3) the issuance of an Order by the FDIC under Section 9(p) of the Federal Deposit Insurance Act of 1950 terminating deposit insurance, (4) the filing of an application (Form FR 2086) with the SF FRB cancelling the Company’s Federal Reserve Bank stock, (5) filing notice with the Federal Reserve Board in connection with the deregistration of the Company as a bank holding company, (6) the surrender by Marlin Business Bank (“MBB”) of the license and authority to conduct the business of banking to the Commissioner of the Utah DFI, (7) the filing with the SEC of such reports and other documents under the Exchange Act and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” Laws, (8) the filing of the Statement of Merger with the Department of State, (9) any filings required under the rules and regulations of NASDAQ and (10) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the receipt of the approvals identified in Sections 3.04(b)(2) through (6) so as to facilitate timely completion of the De-Banking and the transactions contemplated herein.

SECTION 3.05. Reports; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished, as applicable, (i) all SEC Reports required to be filed or furnished by it with the SEC since January 1, 2019 (such SEC Reports, the “Applicable SEC Reports”) and (ii) all reports, registrations and statements required to be filed or furnished by it to the Federal Reserve Board and the Utah DFI since January 1, 2019 (such reports, registrations and statements, the “Applicable Regulatory Reports”). As of their respective dates of filing, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, (x) the Applicable SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002, as amended, as the case may be, and the applicable rules and regulations promulgated thereunder and (y) the Applicable Regulatory Reports complied in all material respects with the requirements of applicable Law, in each case as such Laws were in effect on the date of any such filing or effectiveness. As of the time of effectiveness, filing with, or furnishing to, the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the Applicable SEC Reports so filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Applicable SEC Reports has been amended or superseded by a later Applicable SEC Report. The Company has made available to Parent true and complete copies of all material correspondence between the SEC, on one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2019, and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Applicable SEC Reports, and to the Knowledge of the Company, none of the Applicable SEC Reports is the subject of ongoing SEC review. As of the date hereof, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or Section 15(d) under the Exchange Act.

(b) As of their respective dates, the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Applicable SEC Reports (A) have been prepared in all material respects (except, as applicable, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of their operations and cash flows for the periods indicated (taking into account the notes thereto) and subject, in the case of unaudited financial statements, to normal year-end adjustments and (B) have been prepared from, and in accordance with, the books and records of the Company and its Subsidiaries, in all material respects. Since January 1, 2019, the Company has not received any written advice or written notification from its independent certified public accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the financial statements or in the books and records of the Company and its Subsidiaries, any properties, assets, liabilities, revenues or expenses in any material respect, or that have identified any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. Except as described in the Applicable SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or has any commitment to become a party to any “off balance sheet arrangements” (as defined under the Exchange Act).

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. The Company has established and maintains a system of internal controls over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act. Since January 1, 2019, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any known fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) There are no liabilities or obligations, whether accrued or unaccrued, known or unknown, or matured or unmatured, of the Company or any of its Subsidiaries of a nature that would be required under GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (i) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of December 31, 2020 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2021, (ii) liabilities or obligations incurred in the Ordinary Course of Business since January 1, 2021, (iii) liabilities or obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Absence of Certain Changes or Events. From January 1, 2021 until the date of this Agreement, except for actions taken in good faith in response to Public Health Event Measures, (a) there have not been any changes, effects, events, occurrences or developments (changes, effects, events, occurrences and developments being collectively referred to as “Changes”) that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) except as contemplated or required by this Agreement, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business.

SECTION 3.07. Litigation. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, (a) there is no suit, action, claim, arbitration, mediation or legal, arbitral, administrative or other proceeding (a “Proceeding”) pending or, to the Knowledge of the Company, threatened against, or any pending or, to the Knowledge of the Company, threatened material governmental or regulatory investigation of, the Company or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of the Company, threatened to be imposed, against the Company or any of its Subsidiaries.

SECTION 3.08. Contracts. Section 3.08 of the Company Disclosure Letter sets forth a correct and complete list of the following Contracts (excluding in each case any Company Benefit Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound, in each case, as of the date of this Agreement:

(a) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b) any Contract that (i) restricts the ability of the Company or any of its Subsidiaries in any material respect to compete with any other Person or acquire or dispose of the securities of another Person and (ii) is material to the Company and its Subsidiaries, taken as a whole;

(c) any Contract that contains a “most favored nation”, exclusivity or geographic restriction or any similar term for the benefit of a third party that restricts the business of the Company or any of its Subsidiaries in a material manner;

(d) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than any such Contract solely between or among any of the Company and any of its Subsidiaries;

(e) any material Contract that includes any Affiliate of the Company (other than a Subsidiary of the Company) as a counterparty or third party beneficiary;

(f) any Contract (i) creating or evidencing any indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case, having an outstanding amount in excess of $1,000,000, other than any Contract between or among the Company and its Subsidiaries, or (ii) constituting a guaranty by the Company or any of its Subsidiaries of indebtedness of any third party;

(g) any Contract that by its terms calls for aggregate payments, commitments or expenditure by the Company or any of its Subsidiaries of more than $750,000 in any fiscal year period or $2,500,000 in the aggregate over the term of such Contract;

(h) any Contract that involves, or is reasonably expected in the future to involve, annual loan and lease generation volume of $7,500,000 or more;

(i) any Contract of employment, consulting, separation, or other similar agreement (in each case with respect to which the Company or any of its Subsidiaries has a continuing obligation on or after the date hereof) with any current or former employee, consultant or individual who is an independent contractor providing for total annual compensation from the Company or any of its Subsidiaries in excess of $200,000;

(j) any Contract that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire any of the assets or securities of any Person;

(k) any Contract that grants any right of first refusal, right of first negotiation, right of first offer, or similar right to any Person with respect to the sale, transfer, or other disposition of any business or line of business or any material asset, rights or properties of the Company or any of its Subsidiaries; and

(l) any Contract between the Company and its Subsidiaries, on the one hand, and a shareholders of the Company beneficially owning five percent (5%) or more of the outstanding shares of common stock of the Company or such shareholder’s Affiliate, on the other hand, other than Contracts entered into in the Ordinary Course of Business.

Each such Contract described in the foregoing clauses (a) through (l) is referred to herein as a “Material Contract”. Each of the Material Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company as of the date hereof, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no breach or default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company as of the date hereof, by any other party thereto, in each case except for such breaches or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the date hereof, the Company has made available to Parent a true, complete and correct copy of each Material Contract, including all amendments, modifications or supplements thereto.

SECTION 3.09. Compliance with Law; Permits. The Company and each of its Subsidiaries are, and since January 1, 2019, have at all times been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, neither the Company nor any of its Subsidiaries has provided or received any written notice to or from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities and have filed all tariffs, reports, notices, and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as presently conducted (collectively, “Permits”), except where the failure to have any of the Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance with the terms and requirements of such Permits, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other similar agreement with a labor union or similar organization. To the Knowledge of the Company, as of the date hereof, (i) there are no union organizing activities occurring concerning any employees of the Company or any of its Subsidiaries and (ii) there are no labor strikes, slowdowns, work stoppages or lockouts pending or threatened in writing against the Company or any of its Subsidiaries, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries are in compliance with all applicable Law respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification, wages, hours and occupational safety and health and employment practices, other than instances of noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.11. Employee Benefit Matters.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan (other than any retention plan, program, agreement, policy or arrangement executed or otherwise put in place prior to October 1, 2020) in effect as of the date of this Agreement. True and complete copies (or summaries for any Company Benefit Plan for which a separate document does not exist) of all Company Benefit Plans listed on Section 3.11(a) of the Company Disclosure Letter have been made available to Parent, including, where applicable, the most recent actuarial report or financial statements, the most recent summary plan description and all material modifications thereto, the most recent annual report and accompanying schedule, the most recent determination letter or opinion letter and copies of any material written correspondence with a Governmental Entity relating to a Company Benefit Plan since January 1, 2019.

(b) Except for instances that would not be material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan (and any related trust or other funding vehicle) has been established, operated and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Law, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (iii) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws, in each case, applicable to Company Benefit Plans and (iv) each Company Benefit Plan (and any related trust) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file an application for such determination or opinion from the Internal Revenue Service.

(c) As of the date hereof, except as would not be material to the Company and its Subsidiaries, taken as a whole (i) no Proceedings (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Company, threatened relating to or otherwise in connection with any Company Benefit Plan or the assets thereof and (ii) there are no pending or, to the Knowledge of the Company, threatened material administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entity relating to any Company Benefit Plan.

(d) None of the Company or any of its Subsidiaries has, within the past six (6) years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is (and no Company Benefit Plan is) subject to Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code, or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA).

(e) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity of the Company has any liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Law).

(f) None of the execution and delivery of this Agreement, the obtaining of the Company Requisite Vote or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (i) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or material benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or material benefits or trigger any other material obligation under any Company Benefit Plan, (iii) result in any material breach or violation of, or material default under, or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Company Benefit Plan.

SECTION 3.12. Taxes. (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete in all material respects, (b) all Taxes of the Company and its Subsidiaries that are required to be paid or discharged, other than Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and maintained on the financial statements of the Company and its Subsidiaries in accordance with GAAP, have been timely paid and discharged, (c) there are no Tax Liens, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and (e) no audit or other examination or Proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. The Company and each of its Subsidiaries has withheld and paid or remitted material Taxes required by applicable Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other Person.

SECTION 3.13. Information in the Proxy Statement. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Shares or at the time of the Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything in this Section 3.13, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement.

SECTION 3.14. Insurance. The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks as are customary for companies of a comparable size in the industries in which the Company and its Subsidiaries operate. All material insurance policies (“Insurance Policies”) carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, with all premiums having been timely paid, and, to the Knowledge of the Company, no notice of cancellation has been given with respect to any such policy. As of the date of this Agreement, (i) there is no claim pending under any insurance policies maintained by the Company or its Subsidiaries as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies, and (ii) the Company and its Subsidiaries are in compliance with the terms of each such insurance policy.

SECTION 3.15. Real Property.

(a) Subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles, each Contract under which the Company or any Subsidiary thereof is the tenant, subtenant or occupant (each, a “Company Real Property Lease”) with respect to material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property”) is valid and binding on the Company or the Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent a true and complete copy of each Company Real Property Lease (including all exhibits, schedules and amendments and extensions thereto). There is no uncured default of any material provision of any Company Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults and events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither the Company not any of its Subsidiaries owns any real property.

SECTION 3.16. Intellectual Property. The Company and its Subsidiaries own or have the right to use all material Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries. To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries does not infringe upon or misappropriate any Intellectual Property of any other Person as of the date of this Agreement, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have taken all commercially reasonable precautions to protect the secrecy and confidentiality of the trade secrets and other confidential information owned by the Company and its Subsidiaries.

SECTION 3.17. Voting Requirements. Assuming the accuracy of the representations and warranties set forth in Section 4.06, the affirmative vote of holders of at least a majority of the votes cast by all holders of Shares entitled to vote thereon at the Shareholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Requisite Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve and consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 3.18. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.19. Opinion of Financial Advisor. The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Shares (other than Cancelled Shares and Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 3.20. State Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated by this Agreement all potentially applicable state anti-takeover statutes or regulations (including the applicable provisions of Subchapter D, Subchapter E, Subchapter F, Subchapter G, Subchapter H and Subchapter I of Chapter 25 of the PBCL) and any similar provisions in the Company Articles of Incorporation and the Company Bylaws. Assuming the accuracy of the representations and warranties set forth in Section 4.06, as of the date of this Agreement, no “fair price”, “business combination”, “moratorium”, “control share acquisition” or other state takeover Law or similar Law (collectively, “Takeover Statutes”) enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 3.21. Privacy and Data Protection. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries has complied at all times since January 1, 2019 with all applicable privacy Laws relating to personal data, (b) the Company and each of its Subsidiaries have policies, programs and procedures that are in compliance with all applicable privacy Laws, and (c) since January 1, 2019, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim, complaint, inquiry, or notice from any Person related to the Company’s or such Subsidiary’s collection, processing, use, storage, security, and/or disclosure of personal data, alleging that any of these activities are in violation of any privacy Law.

SECTION 3.22. Data Tape. The loans and leases included on the indicative data tape, dated December 31, 2020, set forth in Section 3.22 of the Company Disclosure Letter (the “Data Tape”) were originated and have, at all times, been administered (including as to any modification, waiver or rescheduling) in accordance with the written credit and collections policies of the Company and its Subsidiaries and have been originated in accordance with applicable Law. Each credit and collection policy of the Company and its Subsidiaries under which such loans and leases have been originated and serviced is consistent with Good Policy. The Company and its Subsidiaries have good and marketable title to, and are the sole owners of, legal title of the loans, leases and equipment leased by the Company or any of its Subsidiaries (and have valid Liens on any equipment owned by borrowers that are subject to loans) reflected on the Data Tape. The Data Tape is true and correct in all material respects as of December 31, 2020.

SECTION 3.23. No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face and that such information is relevant to such other sections or subsections), Parent and Merger Sub each represent and warrant to the Company as follows:

SECTION 4.01. Organization, Standing and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Law of its respective jurisdiction of organization and has all requisite power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of the organizational documents of Parent (the “Parent Organizational Documents”), and the comparable organizational documents of Merger Sub, in each case as amended and in effect as of the date of this Agreement.

SECTION 4.02. Authority; Noncontravention; Approvals.

(a) Each of Parent and Merger Sub has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to the delivery by Parent of the written consent, as sole shareholder of Merger Sub, referenced in Section 6.12. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, subject, in the case of the Merger, to the delivery by Parent of the written consent, as sole shareholder of Merger Sub, referenced in Section 6.12. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Law of general applicability relating to or affecting creditors’ rights and to general equity principles. The manager of Parent duly and validly adopted resolutions determining that this Agreement and the transactions contemplated by this Agreement, including the Merger, and the board of directors of Merger Sub duly and validly adopted resolutions (i) determining that it is in the best interests of Merger Sub and its shareholder that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (ii) approving this Agreement and the transactions contemplated by this Agreement, including the Merger and (iii) recommending that the sole shareholder of Merger Sub adopt this Agreement, which resolutions of Parent and Merger Sub, in each case, have not been rescinded, modified or withdrawn in any way.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to any right (including a right of termination, cancellation or acceleration of any obligation or any right of first refusal, participation or similar right) under, or cause the loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub or any of their respective Subsidiaries under, any provision of (i) the Parent Organizational Documents or the comparable organizational documents of any of Parent’s Subsidiaries, including Merger Sub, (ii) subject to the filings and other matters referred to in the immediately following sentence, (A) any material Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (B) any Law applicable to Parent or Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of foregoing clause (ii), any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act and any other filings required or advisable under any applicable non-United States antitrust or competition Law, (2) the filing with the SEC of such reports under the Exchange Act and the rules and regulations promulgated thereunder as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Statement of Merger with the Department of State and (4) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 4.03. Litigation. Except as has not prevented, materially delayed or impaired, and would not reasonably be expected to prevent, materially delay or impair, the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of Parent, threatened against, or to the Knowledge of Parent, any pending or threatened material governmental or regulatory investigation of, Parent or any of its Subsidiaries and (b) there is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of Parent, threatened to be imposed, against Parent or any of its Subsidiaries.

SECTION 4.04. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.05. Ownership and Operation of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding as of the date hereof. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than those incident to its formation pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.06. Ownership of Shares and Derivatives. None of Parent, Merger Sub or any of their Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or part with reference to, or derived in whole or part from, the value of the Shares, in any case without regard to whether (a) such derivative conveys any voting rights in such securities to such Person, (b) such derivative is required to be, or capable of being, settled through delivery of securities or (c) such Person may have entered into other transactions that hedge the economic effect of such derivative. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as such terms are defined in Section 2552 of the PBCL) has beneficially owned during the three (3) years immediately preceding the date of this Agreement a number of Shares that would make it an “interested shareholder” (as such term is defined in Section 2553 of the PBCL) of the Company.

SECTION 4.07. Financing; Limited Guarantee.

(a) Parent has delivered to the Company true and complete copies of (i) the letter agreement, dated as of April 18, 2021, among HPS Investment Partners, LLC and Bank of America, N.A. and BNP Paribas (the “Lenders”) (together with all exhibits, annexes, schedules, term sheets and agreements and the fee letter (which may be redacted to omit fee amounts attached thereto or contemplated thereby), the “Debt Financing Commitment”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Debt Financing”) and (ii) the letter agreement, dated as of the date hereof, among Parent, Merger Sub, European Asset Value Offshore Fund II, L.P., European Asset Value Offshore Fund (USD) II, L.P., European Asset Value Fund (USD) II, L.P. and European Asset Value Irish Fund II (together with all exhibits, annexes, schedules, term sheets and agreements attached thereto or contemplated thereby, the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which Guarantor has committed, subject to the terms and conditions set forth therein, to the equity financing contemplated thereby (the “Equity Financing” and, together with the Debt Financing, the “Financing”), in each case for the purposes of funding the transactions contemplated by this Agreement and related fees and expenses. Parent has delivered to the Company a true and complete copy of the Limited Guarantee. Each of the Financing Commitments and the Limited Guarantee have been duly executed and validly delivered by the parties thereto. The Equity Financing Commitment provides, and will continue to provide, that the Company is a third party beneficiary thereof.

(b) None of the Financing Commitments or the Limited Guarantee have been amended, modified or supplemented in any way prior to the date of this Agreement. As of the date of this Agreement, no such amendment, modification or supplement is contemplated and none of the obligations and commitments contained in the Financing Commitments and the Limited Guarantee have been withdrawn, terminated or rescinded in any respect. Except for the Financing Commitments, as of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) to which Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Commitments. Any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date of this Agreement have been paid by or on behalf of Parent or Merger Sub on or prior to the date of this Agreement. The net proceeds contemplated by the Financing Commitments, together with available cash held by the Company and its Subsidiaries, will in the aggregate be sufficient for Parent, Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration to holders of Shares pursuant to Section 2.01(a), all amounts payable to holders of Company RSUs, Company PSUs and Company Options pursuant to Section 2.02, any repayment or refinancing of Indebtedness of the Company required in connection with the Merger or otherwise contemplated by this Agreement or the Financing Commitments, and all fees and expenses of Parent, Merger Sub and the Surviving Corporation in connection with the Merger, the transactions contemplated by this Agreement and the Financing.

(c) Each of the Financing Commitments and the Limited Guarantee is (i) the legal, valid and binding obligation of Parent, Merger Sub and, to the knowledge of Parent and Merger Sub, each of the other parties thereto, (ii) enforceable in accordance with its terms against Parent, Merger Sub and, to the knowledge of Parent and Merger Sub, each of the other parties thereto and (iii) in full force and effect. As of the date of this Agreement, to the knowledge of Parent and Merger Sub, (A) no event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be expected to (1) constitute a default or breach under any of the Financing Commitments or the Limited Guarantee on the part of Parent, Merger Sub or any other Person, (2) result in the failure of any condition precedent under any of the Financing Commitments to be satisfied or (3) make any of the representations, warranties or statements set forth in any of the Financing Commitments or the Limited Guarantee inaccurate in any material respect, (B) none of the Financing Commitments have been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated and (C) neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be made available to Parent or Merger Sub on the Closing Date; provided, however, the knowledge qualifiers set forth in the foregoing clauses (i), (ii) and (iii) shall only apply to the Debt Financing Commitment and the Limited Guarantee (other than with respect to Parent, Merger Sub and Guarantor).

(d) As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates has received any notice or other communication from the Lenders or Guarantor with respect to (i) any actual or potential breach or default by Parent, the Lenders or Guarantor under any of the Financing Commitments or the Limited Guarantee, (ii) any actual or potential failure by Parent, Merger Sub or any such Affiliate to satisfy any condition precedent or other contingency to be satisfied by Parent, Merger Sub or any such Affiliate set forth in any of the Financing Commitments or the Limited Guarantee or (iii) any intention of the Lenders or Guarantor to terminate any of the Financing Commitments or the Limited Guarantee, as applicable, or to not provide all or any portion of the Financing. As of the date hereof, Parent and Merger Sub are not aware of any fact, circumstance or event that would reasonably be expected to prevent, delay or otherwise pose a potential impediment to the funding of any of the payment obligations of Parent under this Agreement.

(e) There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party under the Financing Commitments or the Limited Guarantee other than as expressly set forth in the Financing Commitments and the Limited Guarantee, each as in effect on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, none of the Lenders, Guarantor or any other Person has any right to impose, and none of the Lenders, Guarantor, Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to (i) in the case of the Financing Commitments, any funding of all or any portion of the Financing or any reduction to the aggregate amount available under the Financing Commitments (or any term or condition which would have the effect of reducing the aggregate amount available under the Financing

Commitments) or (ii) in the case of the Limited Guarantee, guaranteeing any of the guaranteed obligations under the Limited Guarantee. Other than the Financing Commitments, there are no agreements, side letters or any other arrangements or understandings (in each case, whether written or oral) with the Lenders, Guarantor or any other Person relating to the Financing or any other financing or funding Parent’s payment obligations under this Agreement.

SECTION 4.08. Access to Information. Each of Parent and Merger Sub has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Company and its Subsidiaries and it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Company and its subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Company to discuss the foregoing, and it and its Representatives have not relied on any representation, warranty, or any other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article III.

SECTION 4.09. Solvency. After giving effect to the transactions contemplated by this Agreement and payment of all fees and expenses of, and any other amounts payable by, Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the transactions contemplated by this Agreement, and assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, Parent, the Surviving Corporation and the Subsidiaries of the Surviving Corporation on a consolidated basis will be Solvent as of and immediately after the Effective Time.

SECTION 4.10. Information in the Proxy Statement. The information relating to the Parent and Merger Sub that is provided by Parent or its representatives for inclusion in the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Shares or at the time of the Shareholders Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and Merger Sub will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding anything in this Section 4.10, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement.

SECTION 4.11. No Other Representations or Warranties. Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their Representatives in any virtual data room maintained by or on behalf of the Company or any confidential information package or management presentations in expectation of the transactions contemplated by this Agreement, including with respect to the completeness, accuracy or currency of any such information.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01. Conduct of Business Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except (v) for actions reasonably taken in connection with the De-Banking (so long as done in accordance with Section 6.18) or as otherwise expressly contemplated by this Agreement, (w) as set forth in Section 5.01 of the Company Disclosure Letter, (x) as required by applicable Law, (y) as required or prohibited by any Public Health Event Measure or as may be reasonably taken in good faith in response to a new or worsening Public Health Event or (z) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the Ordinary Course of Business in all material respects; provided, however, that, for purposes of this Section 5.01(a), no action by the Company or its Subsidiaries with respect to matters expressly permitted by any provision of clauses (i) through (xix) of Section 5.01(b) shall be deemed a breach of this Section 5.01(a); and

(b) the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a Subsidiary of the Company and (B) regular quarterly cash dividends in an amount not to exceed $0.14 per quarter;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than transactions solely between or among the Company and its Subsidiaries;

(iii) purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the withholding of Shares in the Ordinary Course of Business to satisfy Tax obligations or the exercise price with respect to awards granted pursuant to the Company Equity Award Plans and (B) the acquisition by the Company in the Ordinary Course of Business of awards granted pursuant to the Company Equity Award Plans in connection with the forfeiture of such awards or rights, in each case, with respect to awards that are outstanding as of the date hereof and in accordance with their terms as of the date hereof or granted after the date hereof in accordance with this Agreement;

(iv) issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than upon the vesting or settlement of Restricted Shares, Company RSUs, Company PSUs and Company Options granted under the Company Equity Award Plans that are outstanding as of the date hereof or granted after the date hereof in accordance with this Agreement, in each case, vested or settled in accordance with their terms;

(v) amend (A) the Company Articles of Incorporation or the Company Bylaws or (B) the comparable organizational documents of any Subsidiary of the Company, in each case, except for ministerial changes;

(vi) acquire any business, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise, with a value in excess of $2,000,000 in the aggregate, other than transactions solely between or among the Company and its wholly owned Subsidiaries;

(vii) sell, license, lease, transfer, assign, divest, cancel, abandon or otherwise dispose of, or permit a Lien (other than a Permitted Lien) to be placed upon, any of its properties, rights or assets with a value in excess of $2,000,000 in the aggregate, other than (A) sales, licenses or other dispositions of assets in the Ordinary Course of Business (including any sales or other transactions contemplated by the Company’s business plan for fiscal year 2021, which was provided to Parent prior to the date hereof), (B) sales, transfers and dispositions of obsolete, non-operating or worthless assets or properties and (C) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among its Subsidiaries, so long as such sales, leases, transfers or other dispositions are made on arm’s length and commercially reasonable terms;

(viii) incur, create, assume, redeem, prepay, defease, cancel, or, in any material respect, modify any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee, assume or endorse or otherwise as an accommodation become responsible for any such indebtedness or any debt securities or other financial obligations of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (A) the incurrence, redemption, prepayment, defeasance, cancellation or modification of Indebtedness (1) in the Ordinary Course of Business (including interest rate swaps on customary commercial terms consistent with past practice) or (2) by the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or (B) the Parent De-Banking Financing or any Interim De-Banking Financing;

(ix) other than respect to any Transaction Litigation, which shall be exclusively governed by Section 6.17, settle any claim, investigation, Proceeding or litigation with a Governmental Entity or third party, in each case, threatened, made or pending against the Company or any of its Subsidiaries, in excess of $3,000,000 in the aggregate (excluding any amounts that are covered by any insurance policies of the Company or its Subsidiaries, as applicable); provided, however, that in no event shall the Company or any of its Subsidiaries settle any Proceeding or investigation if such settlement involves injunctive relief against the Company or any of its Subsidiaries or restricts the conduct of the Company’s business following the Effective Time;

(x) except as required pursuant to the terms of any Company Benefit Plan or other written agreement disclosed to Parent in the Company Disclosure Letter, in each case, in effect on the date hereof, (A) grant to any director or executive officer or employee any increase in compensation or pay, or award any bonuses or incentive compensation, (B) grant to any current or former director, executive officer or employee any increase in severance, retention, change of control or termination pay, (C) grant or amend any equity awards, (D) enter into any new, or modify any existing, employment, consulting, severance, retention or termination agreement with any current or former director, executive officer, employee or individual consultant pursuant to which the annual base salary of such individual under such agreement exceeds $250,000, (E) establish, adopt, enter into, or terminate or waive, or amend in any respect any collective bargaining agreement or Company Benefit Plan or (F) take any action to accelerate any rights or benefits under any Company Benefit Plan; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the Ordinary Course of Business, plans, agreements, benefits and compensation arrangements (including incentive grants, but excluding any individual severance arrangements or any options or other equity awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xi) other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including pursuant to SEC rule or policy, make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company where such change would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xii) other than in the Ordinary Course of Business, (A) make, change or rescind any material Tax election, (B) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes, (C) file any material amended Tax Return, (D) enter into any closing agreement relating to a material amount of Taxes, (E) change an annual Tax accounting period or adopt or change any material Tax accounting method, or (F) surrender any right to claim a refund of a material amount of Taxes;

(xiii) enter into or terminate, or materially amend or modify, or waive any material rights under, any Material Contract;

(xiv) grant any material forbearance or payment holiday under any Contract (other than in the Ordinary Course of Business);

(xv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Merger and any other mergers, consolidations, restructurings, recapitalizations or other reorganizations solely among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(xvi) other than in the Ordinary Course of Business or as contemplated by the Company’s business plan for fiscal year 2021 (which was provided to Parent prior to the date hereof), make capital expenditures in excess of $250,000;

(xvii) other than in the Ordinary Course of Business, make any loans or advances of cash or assets to (or take any similar action with respect to) any third party or permit the Company or any of its Subsidiaries to grant forbearance with respect to any loan or advance, including any loan on the Data Tape;

(xviii) fail to keep in force any Insurance Policy or comparable replacement or revised provisions providing insurance coverage with respect to assets, operations and activities of the Company and its Subsidiaries as are currently in effect; or

(xix) authorize any of, or commit or agree to take any of, the foregoing actions prohibited pursuant to clauses (i) through (xviii) of this Section 5.01(b).

(c) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, and except as otherwise permitted by this Agreement, Parent shall not take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent, or materially impair or delay, the consummation of the Merger.

SECTION 5.02. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as permitted by this Section 5.02, neither it nor any of its Subsidiaries nor any of the officers, directors and management-level employees of it or its Subsidiaries shall, and it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly take any action to facilitate, solicit or encourage any Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish or provide any non-public information to any Person in connection with, any Acquisition Proposal, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort relating to an Acquisition Proposal by, any Person that is seeking to make, or has made, an Acquisition Proposal, (iii) except as required by applicable Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal. In furtherance of the foregoing, except as permitted by this Section 5.02, the Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective officers, directors and employees to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives to, immediately cease any solicitation, discussions, or negotiations with any Person (other than Parent, Parent’s Affiliates and their respective Representatives) with respect to any Acquisition Proposal or other proposal that could reasonably be expected to lead to an Acquisition Proposal that existed on or prior to the date hereof. The Company shall promptly request the return or destruction of all non-public information furnished by or on its behalf to any Person and its Representatives (other than Parent, Parent’s Affiliates and their respective Representatives) with respect to any Acquisition Proposal prior to the date hereof. It is understood that any violation of the restrictions on the Company set forth in this Section 5.02 by any Subsidiary of the Company, by any director, officer or management-level employee of the Company or any of its Subsidiaries or any of the Company’s Representatives shall be deemed a breach of this Section 5.02 by the Company.

(b) Notice. Until the Effective Time, the Company shall promptly (but in any event within forty-eight (48) hours) notify Parent in writing of the receipt of any Acquisition Proposal or any request for non-public information or inquiry relating to any Acquisition Proposal, indicating (i) the identity of the Person making such Acquisition Proposal or request for non-public information or inquiry and (ii) the material terms and conditions of such Acquisition Proposal or request for non-public information or inquiry, and copies of any documents evidencing or delivered in connection therewith. With respect to any Acquisition Proposal or request for non-public information or inquiry described in the immediately preceding sentence, the Company shall keep Parent reasonably informed, on a prompt basis (but in any event within one (1) Business Day of any such event), of any material developments, negotiations, communications, discussions or modifications to the terms of any such Acquisition Proposal or request for non-public information or inquiry.

(c) Information Exchange; Discussions or Negotiation. Notwithstanding anything to the contrary contained in Section 5.02(a), prior to obtaining the Company Requisite Vote, in the event that the Company, any of its Subsidiaries or its or their Representatives receive from any Person, after the date of this Agreement, an unsolicited, bona fide written Acquisition Proposal that did not result from a breach of this Section 5.02, and that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, is, or is reasonably likely to lead to, a Superior Proposal, the Company may (i) furnish or provide information to the Person making such Acquisition Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement; provided, however, that the Company shall as promptly as is reasonably practicable (and in any event within one (1) Business Day) make available to Parent and Merger Sub any written material non-public information concerning the Company or its Subsidiaries that is provided to any Person pursuant to this Section 5.02(c)(i), to the extent such information was not previously made available to Parent, Merger Sub or their Representatives, and (ii) engage in discussions and negotiations with such Person and its Representatives with respect to such Acquisition Proposal.

(d) No Change in Recommendation; Exceptions.

(i) Except as set forth in this Section 5.02(d), the Company Board (including any committee thereof) shall not (A) (1) withdraw, fail to make or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (2) fail to include the Company Board Recommendation in the Proxy Statement, (3) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal, (4) fail to recommend against any Acquisition Proposal subject to Regulation 14D promulgated under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after Parent so requests in writing or (5) agree or resolve to take any action set forth in the foregoing clauses (1) through (4) (any action set forth in this Section 5.02(d)(i), a “Change of Recommendation”) or (B) authorize, cause or permit the Company or any of its Affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, agreement, commitment or definitive agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”).

(ii) Notwithstanding anything in this Section 5.02 to the contrary, at any time prior to obtaining the Company Requisite Vote, if the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited, bona fide written Acquisition Proposal, received from any Person after the date of this Agreement that did not result from a breach of this Section 5.02, constitutes a Superior Proposal, the Company Board may, in response to such Superior Proposal, effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.01(c)(i); provided, however, that, prior to taking any of the actions permitted by this Section 5.02(d)(ii), and as a condition precedent to taking any such actions, (A) the Company shall provide Parent with at least four (4) Business Days’ prior written notice of the Company Board’s intention to take such action (which notice shall specify the reasons therefor and include an unredacted copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms thereof) during which period Parent may propose revisions to the terms of the transactions contemplated by this Agreement (it being understood that, in the event of any change to the financing terms or any other material terms of any such Superior Proposal, such notice period shall be extended to ensure that at least two (2) Business Days remain in such notice period following any such change), (B) the Company Board shall have discussed and negotiated, and shall have caused its Representatives to discuss and negotiate, in good faith with Parent during such notice period to the extent Parent reasonably desires to discuss and negotiate and (C) the Company Board, at or after 5:00 p.m. Eastern Time on the final day of such notice period, shall have considered in good faith the effect of any offer proposed by Parent to amend the terms of this Agreement (such amendment, the “Offered Amendment”) and shall have determined, after consideration and consultation with its financial advisors and outside legal counsel, and taking into consideration such Offered Amendment, that any such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(iii) Notwithstanding anything in this Section 5.02 to the contrary and other than in connection with any Acquisition Proposal, at any time prior to obtaining the Company Requisite Vote, if an Intervening Event occurs and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect a Change of Recommendation would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company Board may, in response to such Intervening Event, effect a Change of Recommendation; provided, however, that, prior to taking any of the actions permitted by this Section 5.02(d)(iii), (A) the Company shall provide Parent with at least four (4) Business Days’ prior written notice of the Company Board’s intention to take such action (which notice shall specify the reasons therefor and include a reasonably detailed description of the Intervening Event) during which period Parent may propose revisions to the terms of the transactions contemplated by this Agreement, (B) the Company Board shall have discussed and negotiated, and shall have caused its Representatives to discuss and negotiate, in good faith with Parent during such notice period to the extent Parent reasonably desires to discuss and negotiate and (C) the Company Board, at or after 5:00 p.m. Eastern Time on the final day of such notice period shall have considered in good faith the effect of any Offered Amendment in consultation with its financial advisors and outside legal counsel, and shall have determined after such consideration and consultation that taking into consideration such Offered Amendment, that a failure to take such action would continue to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e) Certain Permitted Disclosure. Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or any of its Subsidiaries from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal or (ii) making any disclosure to its shareholders, in each case, if the Company Board or any of its Subsidiaries determines in good faith (after consultation with and receiving advice of its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

Article VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Proxy Statement; Shareholders Meeting.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event within twenty-five (25) Business Days), a proxy statement, in preliminary form, relating to the Shareholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The fees and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company. As promptly as practicable after the date of this Agreement, Parent will furnish or cause to be furnished to the Company the information relating to Parent and its Subsidiaries to be set forth in the Proxy Statement and otherwise cooperate with the Company in the preparation of the Proxy Statement. Without limiting the foregoing, the Company shall not file the Proxy Statement (or any amendment or supplement thereto) without first providing Parent a reasonable opportunity to review and propose comments thereon (which comments shall be considered in good faith by the Company). Each of the Company and Parent agree to correct any information provided by it for inclusion in the Proxy Statement it becomes aware was when provided, or shall have become, false or misleading.

(b) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement (or any amendments or supplements thereto). The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c) The Company will take, in accordance with applicable Law, the Company Articles of Incorporation and the Company Bylaws, all action necessary to duly call and convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the clearance of the Proxy Statement by the SEC (and in any event within 45 days thereof), to consider and vote upon the adoption of this Agreement. Subject to Section 5.02, the Company Board shall recommend such adoption in the Proxy Statement and shall take all lawful action to solicit such adoption of this Agreement.

SECTION 6.02. Filings; Other Actions; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Company, Parent and Merger Sub shall (and shall cause its Subsidiaries to) cooperate and use its respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) promptly making any required submissions and filings under applicable Law or to Governmental Entities with respect to the Merger and the other transactions contemplated by this Agreement, (ii) promptly furnishing information requested in connection with such submissions and filings to such Governmental Entities or under such applicable Law, (iii) keeping the other parties reasonably informed with respect to the status of any such submissions and filings to such Governmental Entities or under such applicable Law, including with respect to: (A) the occurrence or receipt of any consents, approvals, clearances, authorizations under such applicable Law, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under such applicable Law, and (D) the nature and status of any objections raised or proposed or threatened to be raised under such applicable Law with respect to the Merger or the other transactions contemplated by this Agreement and (iv) obtaining all consents, approvals, clearances, authorizations and Permits from any Governmental Entity necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. Parent shall (x) be responsible for all fees associated with obtaining all consents, approvals, clearances, authorizations and Permits pursuant to this Section 6.02 and (y) from time to time, promptly upon request by the Company, reimburse the Company and each of its Subsidiaries for any and all reasonable, documented out-of-pocket fees, costs and expenses (including the reasonable fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with the filing of any notices, reports and other filings, or obtaining all such consents, approvals, clearances, authorizations and Permits.

(b) In furtherance and not in limitation of the foregoing: each of the Company, Parent and Merger Sub shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable following the date of this Agreement, (ii) furnish as soon as practicable any additional information and documentary material that may be required or requested pursuant to the HSR Act and (iii) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.02 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable.

(c) The Company, Parent and Merger Sub shall, subject to applicable Law relating to the exchange of information: (i) promptly notify the other parties of (and if in writing, furnish the other parties with copies of) any communication to such Person from a Governmental Entity regarding the filings and submissions described in this Section 6.02 and permit the other parties to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written response to any communication from a Governmental Entity regarding such filings and submissions, (ii) keep the other parties reasonably informed of any developments, meetings or discussions with any Governmental Entity in respect of any filings, submissions, investigations, or inquiries concerning the transactions contemplated by this Agreement and (iii) not independently participate in any meeting or discussion with a Governmental Entity in respect of any filings, submissions, investigations or inquiries concerning the transactions contemplated by this Agreement without giving the other party or parties hereto prior notice of such meeting or discussions and, unless prohibited by such Governmental Entity, the opportunity to attend or participate; provided, however, that the Company, Parent and Merger Sub shall be permitted to redact any correspondence, filing, submission or communication prior to furnishing it to the other parties to the extent such correspondence, filing, submission or communication contains competitively or commercially sensitive information, including information relating to the valuation of the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 6.02, Parent and Merger Sub agree to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment to and obtain all consents, approvals, clearances and authorizations under applicable Laws that may be required by any Governmental Entity, so as to enable the parties to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) selling, licensing, holding separate or otherwise disposing of assets or businesses of Parent or the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or any of their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or any of their respective Subsidiaries (each, a “Remedial Action”); provided, however, that any Remedial Action shall be conditioned upon consummation of the transactions contemplated by this Agreement.

(e) In furtherance and not in limitation of the foregoing, but subject to the other terms and conditions of this Section 6.02, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is reasonably foreseeable challenging any of the transactions contemplated by this Agreement and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of such transactions, Parent shall take or cause to be taken any and all action, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding as promptly as practicable. In addition, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest, defend and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays, interferes with or restricts consummation of the transactions contemplated by this Agreement as promptly as practicable.

(f) From the date hereof until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or would reasonably be expected to prevent or prohibit, or materially impede, interfere with or delay, obtaining, any applicable consents, approvals, clearances or authorizations under applicable Laws with respect to the transactions contemplated by this Agreement.

(g) None of the covenants set forth in this Section 6.02 shall apply to the De-Banking, which shall be governed solely by Section 6.18.

SECTION 6.03. Access and Reports; Confidentiality.

(a) Subject to applicable Law (including Public Health Event Measures), upon reasonable advance written notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested by such Persons; provided, however, that no investigation, access or disclosure pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company to (i) permit any inspection or disclosure of any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations to a third party, (ii) disclose any attorney-client privileged information of the Company or any of its Subsidiaries, (iii) take or allow any action that would unreasonably interfere with the Company’s or any of its Subsidiaries’ business or operations, (iv) provide any access or make any disclosure of any information relating to the matters contemplated by Section 5.02 (in which case, for the avoidance of doubt, the terms of Section 5.02 would apply), (v) provide any access or make any disclosure of any information to the extent such access or information is reasonably pertinent to any Proceeding where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties or (vi) in light of any Public Health Event or any Public Health Event Measures, take any action that could jeopardize the health and safety of any officer or employee of the Company or any of its Subsidiaries; provided, however, that, in the case of the foregoing clauses (i) through (vi), the Company shall use its reasonable best efforts to remove any such restriction by making appropriate substitute disclosure or providing appropriate substitute access, or otherwise agreeing with Parent to an alternative arrangement to permit such access. Parent shall use its commercially reasonable efforts to minimize any interference or disruption to the Company’s or any of its Subsidiaries’ business or operations arising as a result of being provided any access contemplated by this Section 6.03(a). All requests for information made pursuant to this Section 6.03 shall be directed to the executive officer or other Person designated by the Company.

(b) Each of Parent and Merger Sub will comply with the terms and conditions of that certain letter agreement, dated January 15, 2020, between HPS Investment Partners, LLC and the Company (as may be amended from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement (including pursuant to Section 6.03(a)) in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.04. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.05. Publicity. Except for with respect to any action taken pursuant to Section 5.02 or Section 8.01, the Company and Parent each shall consult with each other prior to issuing any news releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

SECTION 6.06. Employee Matters.

(a) Following the Effective Time and until the first (1st) anniversary of the Closing Date (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, the individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation no less than the annual base compensation provided to such Company Employees immediately prior to the Effective Time, (ii) annual target cash incentive amounts that are no less than the annual target cash incentive amounts provided to such Company Employees immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than the severance benefits provided to such Company Employees immediately prior to the Effective Time and (iv) other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Company Employees immediately prior to the Effective Time.

(b) Without limiting the generality of Section 6.06(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue during the Continuation Period or, if later, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.

(c) With respect to all plans maintained by Parent, the Surviving Corporation or their respective Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation, paid time-off and severance plans) for purposes of determining eligibility to participate, level of benefits and vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries, in each case, to the extent such service would have been recognized by the Company or its Subsidiaries under analogous Company Benefit Plans prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(d) Without limiting the generality of Section 6.06(a), Parent shall, or shall cause the Surviving Corporation to, waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the

Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e) For the avoidance of doubt and notwithstanding anything to the contrary herein, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control” (except as would result in the imposition of “additional Taxes” under Section 409A of the Code).

(f) The provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no other Person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Section 6.06, and no provision of this Section 6.06 shall create such rights in any such Persons. No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to prohibit Parent or the Surviving Corporation from having the right to terminate the employment of any Company Employee, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Company Benefit Plan.

SECTION 6.07. Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

SECTION 6.08. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law, each present and former director and officer of the Company and its Subsidiaries (in each case, solely when acting in such capacity) (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any Proceeding, claim or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time relating to the Indemnified Party’s service with, at the request of or for the benefit of the Company or any of its Subsidiaries, including the transactions contemplated by this Agreement. From and after the Effective Time, Parent shall cause the Surviving Corporation to advance expenses to any Indemnified Party claiming indemnification pursuant to this Section 6.08 as incurred to the fullest extent permitted under applicable Law; provided, however, that such Indemnified Party provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor the provisions, to the extent they are enforceable under applicable Law, regarding (i) exculpation of directors, (ii) limitation of liability of directors and officers and (iii) advancement of expenses, in each case, contained in the Company Articles of Incorporation, Company Bylaws, the comparable organizational documents of any of the Company’s Subsidiaries or any indemnification Contract between the applicable Indemnified Party and the Company or any of its Subsidiaries as of immediately prior to the Effective Time.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for a period of at least six (6) years following the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with benefits, levels of coverage and terms and conditions at least as favorable as the Company’s D&O Insurance existing immediately prior to the Effective Time with respect to matters existing or occurring at or prior to the Effective Time, including for acts or omissions in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such D&O Insurance coverage an annual premium amount greater than 300% of the annual premiums currently paid by the Company for D&O Insurance as of the date hereof (such amount, the “Maximum Annual Premium”). The Company represents and warrants that the annual premium paid by the Company for D&O Insurance for the fiscal year immediately prior to the Effective Time is set forth in Section 6.08(c) of the Company Disclosure Letter. If such D&O Insurance is not reasonably available or the annual premium of such D&O Insurance exceeds the Maximum Annual Premium, Parent shall cause the Surviving Corporation to obtain D&O Insurance with the greatest coverage available for an annual premium not exceeding the Maximum Annual Premium.

(d) Notwithstanding Section 6.08(c), the Company may, in its sole discretion but following consultation with Parent, prior to the Effective Time, purchase six (6) year pre-paid and non-cancellable “tail” insurance coverage (“Tail D&O Insurance”) at an aggregate cost no greater than the Maximum Annual Premium, providing for D&O Insurance not less favorable than that described in Section 6.08(c). Any such D&O Tail Insurance shall expressly cover Parent and the Surviving Corporation as successors in interest. If the Company has obtained such Tail D&O Insurance pursuant to this Section 6.08(d), Parent will cause the Tail D&O Insurance to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation, and Parent and the Surviving Corporation will have no further obligation to purchase, pay for or maintain insurance pursuant to Section 6.08.

(e) If the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume and comply with all of the obligations set forth in this Section 6.08.

(f) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The obligations of Parent and the Surviving Corporation in this Section 6.08 will not be terminated or modified in any manner which could adversely affect any Indemnified Party without the consent of such Indemnified Party. Parent will cause the Surviving Corporation and its Subsidiaries and successors to honor and comply with, the covenants contained in this Section 6.08. Parent will pay all reasonable expenses that may be incurred by an Indemnified Party in enforcing the indemnity and other obligations set forth in this Section 6.08.

(g) The rights of the Indemnified Parties under this Section 6.08 shall be in addition to, and not in limitation of, any rights such Indemnified Parties may have under the Company Articles of Incorporation, the Company Bylaws or any of the comparable organizational documents of any of the Company’s Subsidiaries, or under any applicable Contracts or Law.

SECTION 6.09. Debt Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment, including using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment, (ii) negotiate definitive agreements with respect thereto on terms and conditions contemplated by the Debt Financing Commitment and execute and deliver to the Company a copy of any material definitive agreements promptly following such execution, (iii) promptly pay all commitment or other fees and amounts that become due and payable under or with respect to the Debt Financing Commitment as they become due and payable, (iv) satisfy on a timely basis (or obtain a waiver of) all conditions to funding applicable to Parent and Merger Sub under the Debt Financing Commitment, (v) consummate the Debt Financing contemplated by the Debt Financing Commitment at or prior to the Closing on the terms and conditions set forth in the Debt Financing Commitment and (vi) enforce their rights under the Debt Financing Commitment, including seeking specific performance of the parties thereunder. Parent and Merger Sub shall not, without the prior written consent of the Company (which may be withheld in its sole and absolute discretion), consent or agree to any amendment, supplement or modification to or assignment of, or any waiver of any provision under, the Debt Financing Commitment or the definitive agreements relating to the Debt Financing. Parent and Merger Sub shall use their respective reasonable best efforts to refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Debt Financing Commitment or in any definitive agreement related to the Debt Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b) If any portion of the Debt Financing becomes unavailable or Parent or Merger Sub becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Parent shall promptly notify the Company (but in any event not later than twenty-four (24) hours after such occurrence) and Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain alternative financing (the “Alternative Financing”) in an amount, when added with Parent and Merger Sub’s existing cash on hand, sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true, correct and complete copies of all agreements entered into with any such alternative source in connection with the Alternative Financing promptly following the execution thereof; provided, however, that Parent shall be permitted to redact fee amounts from any fee letters required to be delivered pursuant to this sentence.

(c) Without limiting the generality of the obligations contained in Section 6.09(a) and Section 6.09(b), Parent shall give the Company prompt oral and written notice (but in any event not later than twenty-four (24) hours after such occurrence) if (i) to the Knowledge of Parent, there exists any actual or anticipatory breach or default by any party to the Debt Financing Commitment (or any circumstance or event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach or default) or any condition which would reasonably be expected not to be satisfied, or any termination of the Debt Financing Commitment, (ii) Parent or Merger Sub receives any notice or other communication from any financing source under the Debt Financing Commitment with respect to any actual or anticipatory breach, or any default, termination or repudiation by any party to the Debt Financing Commitment or definitive agreements related to the Debt Financing of any provisions of the Debt Financing Commitment or definitive agreements related to the Debt Financing, and (iii) at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Financing Commitment or definitive agreements related to the Debt Financing. As soon as reasonably practicable, but in any event within twenty-four (24) hours of the delivery by the Company to Parent of a written request therefor, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(d) If the Debt Financing Commitment is amended, replaced, supplemented or otherwise modified, including as a result of obtaining Alternative Financing in accordance with Section 6.09(b), or if Parent substitutes other financing for all or a portion of the Debt Financing, Parent and Merger Sub shall comply with their respective covenants in Section 6.09(a), Section 6.09(b) and Section 6.09(c) with respect to the Debt Financing Commitment as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Parent and Merger Sub would have been obligated to comply with respect to the Debt Financing.

(e) Prior to the Closing, Parent shall not (and shall not permit any of its Affiliates or Representatives to) take any action, or enter into any transaction, or any agreement to effect any transaction that could reasonably be expected to (i) delay or impair the availability of the Debt Financing at Closing or impede the satisfaction of the conditions to obtaining the Debt Financing at the Closing or (ii) otherwise adversely impact the ability of Parent (or, if applicable, the Company) to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto.

(f) Prior to the Closing, the Company shall use its commercially reasonable efforts to provide to Parent such cooperation as reasonably requested by Parent that is customary in connection with arranging and obtaining the Debt Financing as contemplated by the Debt Financing Commitment. Notwithstanding the foregoing, but except as otherwise expressly required by Section 6.18(c), nothing in this Section 6.09(f) shall require the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to (i) provide any cooperation to the extent it would interfere unreasonably with the business or operations of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives, (ii) pay any commitment or similar fee in connection with such financing, (iii) enter into any agreement, document or instrument in connection with any financing, (iv) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, could cause the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to incur any actual or potential liability, (v) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege, (vi) make any representation or warranty in connection with the Debt Financing or the marketing or arrangement thereof, (vii) prepare or deliver any financial statements or other financial information, (viii) provide any cooperation, or take any action, that would cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in this Agreement to fail to be satisfied, (ix) cause any member of the board of directors (or similar governing body) of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to adopt or approve any written consent, resolution or similar approval in respect of the Debt Financing or any agreements or instruments entered into in connection therewith or (x) provide any cooperation, or take any action, following the Closing. The parties hereto acknowledge and agree that the condition set forth in Section 7.02(b), as it applies to the Company’s obligations under this Section 6.09(f), shall be deemed satisfied unless the Company commits a Willful Breach of its obligations under this Section 6.09(f). Parent shall indemnify the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives against, be liable to such Person for and hold each such Person harmless from, any and all Costs incurred or suffered by any such Person under or in connection with the Debt Financing or any of their cooperation or assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith or otherwise arising from the Debt Financing. Parent shall from time to time, promptly upon request by the Company, reimburse the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives for any and all reasonable, documented out-of-pocket fees, costs or expenses (including reasonable fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the Debt Financing or the provision of any information utilized in connection therewith or otherwise arising from the Debt Financing.

(g) Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing, any Alternative Financing or other financing is not a condition to the Closing.

SECTION 6.10. Equity Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Equity Financing on the terms and conditions described in the Equity Financing Commitment, including taking all actions necessary to (i) maintain in effect the Debt Financing Commitment, (ii) consummate the Equity Financing contemplated by the Equity Financing Commitment at or prior to the Closing on the terms and conditions set forth in the Equity Financing Commitment and (iii) enforce their rights under the Equity Financing Commitment, including seeking specific performance of the parties’ funding obligations thereunder. Parent and Merger Sub shall not, without the prior written consent of the Company (which may be withheld in its sole and absolute discretion), consent or agree to any amendment, supplement or modification to or assignment of, or any waiver of any provision under, the Equity Financing Commitment if such amendment, supplement or modification to or assignment of, or any waiver of any provision under, would, or would reasonably be expected to (x) reduce the aggregate amount of the Equity Financing Commitment or (y) impose new or additional conditions to the receipt of the financing under the Equity Financing Commitment. Parent and Merger Sub shall use their respective reasonable best efforts to refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a failure of any of the conditions contained in the Equity Financing Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Equity Financing.

(b) Without limiting the generality of the obligations contained in Section 6.09(a), Parent shall give the Company prompt oral and written notice (but in any event not later than twenty-four (24) hours after such occurrence) if (i) to the Knowledge of Parent, there exists any actual or anticipatory breach or default by any party to the Equity Financing Commitment (or any circumstance or event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach or default) or any condition which would reasonably be expected not to be satisfied, or any termination of the Equity Financing Commitment, (ii) Parent or Merger Sub receives any notice or other communication from any financing source under the Equity Financing Commitment with respect to any actual or anticipatory breach, or any default, termination or repudiation by any party to the Equity Financing Commitment of any provisions of the Debt Financing Commitment, and (iii) at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Equity Financing on the terms and conditions, in the manner or from the sources contemplated by the Equity Financing Commitment. As soon as reasonably practicable, but in any event within twenty-four (24) hours of the delivery by the Company to Parent of a written request therefor, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(c) Parent and Merger Sub acknowledge and agree that the obtaining of the Equity Financing or any other financing is not a condition to the Closing.

SECTION 6.11. Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.12. Parent Consent. Immediately following the execution of this Agreement, Parent shall (a) execute and deliver, in its capacity as the sole shareholder of Merger Sub, a written consent adopting this Agreement and (b) deliver a copy of such written consent promptly following the execution and delivery of this Agreement by the parties hereto.

SECTION 6.13. Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement, and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 6.14. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, Parent and Merger Sub and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

SECTION 6.15. Control of Operations. Without limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement will give any party hereto, directly or indirectly, the right to control, direct or influence any other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 6.16. Resignation of Directors and Officers. The Company will cause each of the directors and officers of the Company and its Subsidiaries set forth in Section 6.15 of the Company Disclosure Letter to submit at the Closing a letter of resignation in form reasonably satisfactory to Parent and effective on or before the Effective Time. Notwithstanding the foregoing, the Company will not be in breach of this Section 6.16 if it fails to obtain the resignation of any director or officer set forth in Section 6.16 of the Company Disclosure Letter if Parent will have the power, directly or indirectly, to remove any such Person from his or her position as a director or officer without cause or cost immediately after the Effective Time.

SECTION 6.17. Transaction Litigation. The Company shall promptly notify Parent of, and shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense, settlement and/or prosecution of, any Proceeding (including derivative claims) brought by any shareholders of the Company against the Company and/or members of the Company Board relating to the Merger or the other transactions contemplated by this Agreement (collectively, “Transaction Litigation”). The Company shall keep Parent reasonably informed with respect to the status of any Transaction Litigation brought against the Company and shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation, or consent to the same, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.18. De-Banking Matters.

(a) Subject to the terms and conditions set forth in this Agreement, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to take or cause to be taken all reasonable actions, and do or cause to be done all things, reasonably necessary or advisable to effect the De-Banking as soon as reasonably practicable, including (i) promptly making any submissions and filings required under applicable Law in order to effect the De-Banking, (ii) promptly furnishing information requested in connection with such submissions and filings under such applicable Law, (iii) keeping Parent and Merger Sub reasonably informed with respect to the status of any such submissions and filings under such applicable Law and (iv) obtaining all consents, approvals, clearances, authorizations and Permits from any Governmental Entity necessary to effect the De-Banking as soon as reasonably practicable. In furtherance and not in limitation of the foregoing, the Company shall file or cause to be filed the plan of liquidation with respect to the De-Banking and any other related applications as be required (the “Plan”) with the Federal Reserve Board, the SF FRB, the Utah DFI and the FDIC no later than forty-five (45) days following the date hereof. For the avoidance of doubt, the Company may incur, in its sole and absolute discretion, any amount of Covered Costs in connection with the De-Banking and its effectuation thereof, including any Covered Costs in excess of the Threshold.

(b) The Company agrees that it shall not, and that it shall cause its Subsidiaries not to, renew any Deposits that would mature between the date that is eight (8) months after the date hereof and the Effective Time. In connection with the De-Banking, the Company agrees that it shall and shall cause its Subsidiaries to use reasonable best efforts to (i) allow all deposit insurance from the FDIC with respect to any Deposits lapse or otherwise terminate to the extent permitted under the terms of any agreements applicable to such Deposits and applicable Law and (ii) payoff or settle the Deposits at par value plus any interest accrued thereon.

(c) The Company agrees that it shall cause all loans, leases and equipment owned by MBB or in which it has an interests, together will all security interests, guarantees, insurance and other agreements and obligations supporting such loans and leases or insuring such equipment, all financing statements related thereto, all collection accounts on which payments thereon are made, and all records, computer files and other data relating thereto (collectively, the “Assets”) to be transferred to a Subsidiary of the Company prior to the De-Banking, and shall use reasonable best efforts to cause such transfers to occur on terms and conditions that (i) comply with applicable Law and (ii) are consistent with the intended use of such Assets as collateral for the Interim De-Banking Financing and the Parent De-Banking Financing. The Company shall provide reasonable notice to Parent, Merger Sub and their counsel in advance of such transfers and shall work in good faith with Parent, Merger Sub and their counsel to cause such transfers to be on commercially reasonable terms and consistent with the Plan and the Debt Financing Commitment and to be executed in compliance with applicable Law in all material respects.

(d) Parent and Merger Sub agree to use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary or advisable to effect the De-Banking as soon as reasonably practicable and to provide all cooperation reasonably requested by the Company in connection with the De-Banking. Notwithstanding anything herein to the contrary, none of Parent, Merger Sub, or their respective Affiliates, directors, officers, principals or limited partners shall be required to make, or become party to, any application, notice or filing with, or to agree to or accept the imposition of any burdensome condition or burdensome requirement imposed by any banking regulator or banking Law in connection with the De-Banking, the Company’s ownership, control or winding down of MBB, or the Company’s depository institution business (it being understood and agreed this sentence is not intended to apply to the Company or any of its Subsidiaries such that this sentence shall not be deemed breached on account of the Company or any of its Subsidiaries being subject to any burdensome condition or burdensome requirement imposed by any such banking regulator or any such banking Law).

(e) Each of Parent and the Company acknowledge and agree that (i) the Company will require interim debt financing in connection with the De-Banking (“Interim De-Banking Financing”), (ii) the Company may potentially obtain Interim De-Banking Financing from the Financing Sources on terms and conditions substantially similar to those set forth in the Debt Financing Commitment (the “Parent De-Banking Financing”) and (iii) subject to the terms of this Section 6.18(e), the Company may, in its sole discretion, elect to arrange for, consummate and obtain Interim De-Banking Financing from a third party in lieu of any Parent De-Banking Financing. Prior to executing any commitment letter with respect to any Interim De-Banking Financing that is not Parent De-Banking Financing, the Company shall provide Parent with at least ten (10) Business Days’ prior written notice of the Company’s intention to take such action (which notice shall include a reasonably detailed description of the terms of such Interim De-Banking Financing) during which period Parent and the Financing Sources may propose revisions to the terms of the Parent De-Banking Financing. If following such ten (10) Business Day period, (A) Parent and the Financing Sources shall have irrevocably revised the terms of the Parent De-Banking Financing such that they are no less favorable or more favorable than the terms of such Interim De-Banking Financing, then the Company shall arrange for, consummate and obtain such Parent De-Banking Financing and not such Interim De-Banking financing and Parent shall cause the Financing Sources to (1) provide the Company the Parent De-Banking Financing (reflecting any revised terms proposed by Parent and the Financing Sources) as promptly as practicable thereafter and (2) execute and deliver a debt financing commitment letter with respect to such Parent De-Banking Financing no later than two (2) Business Days prior to the date on which the Company is required under the terms of this Agreement to first file the Plan in accordance with Section 6.18(a) or (B) the terms of such Interim De-Banking Financing remain more favorable than the terms of such Interim De-Banking Financing (taking into consideration any revised terms proposed by Parent and the Financing Sources), as reasonably determined by the Company, then the Company may arrange for, consummate and obtain such Interim De-Banking Financing in its discretion. If at any time the Company determines to arrange for, consummate and obtain the Parent De-Banking Financing in lieu of any other Interim De-Banking Financing, Parent shall cause the Financing Sources to (x) provide the Company the Parent De-Banking Financing (reflecting any revised terms proposed by Parent and the Financing Sources) as promptly as practicable thereafter and (y) execute and deliver a debt financing commitment letter with respect to such Parent De-Banking Financing no later than two

(2) Business Days prior to the date on which the Company is required under the terms of this Agreement to first file the Plan in accordance with Section 6.18(a). Notwithstanding anything in this Section 6.18(e) to the contrary, the Company shall not obtain any Interim De-Banking Financing with terms reflecting any prepayment fee or penalty in excess of $1,000,000, or which cannot be prepaid with full release of Liens at Closing, or that would otherwise interfere with the ability of Parent and Merger Sub to consummate the Debt Financing Commitment, in each case without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(f) As promptly as is reasonably practicable following the satisfaction of the closing condition set forth in Section 7.01(d) (and in no event later than four (4) Business Days prior to the Closing Date), the Company shall deliver to Parent a statement setting forth the calculation of the Adjustment Amount, which (i) calculation shall be reasonably detailed and (ii) statement shall include documentary evidence supporting such calculation (including any applicable invoices) (the “Adjustment Statement”). Prior to the Closing Date, Parent shall have an opportunity to provide comments to the Adjustment Statement, which the Company shall consider in good faith. For purposes of this Agreement, the calculation of the Adjustment Amount set forth in the Adjustment Statement, as revised to reflect Parent’s comments, shall be the “Final Adjustment Amount”.

SECTION 6.19. State Licenses.

(a) The Company shall use its reasonable best efforts to provide such cooperation as reasonably requested by Parent in connection with Parent obtaining the State Licenses on behalf of the Company and its Subsidiaries at or prior to the Closing, which cooperation shall include submitting or making, on Parent’s behalf, with the applicable Governmental Entities any filings or applications with respect to obtaining the State Licenses prepared by Parent and its Representatives. Notwithstanding the foregoing, nothing in this Section 6.19 shall require the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to (i) provide any cooperation to the extent it would interfere unreasonably with the business or operations of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives, (ii) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, would reasonably be expected to cause the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives to incur any actual or potential liability, (iii) provide any cooperation, or take any action, that, in the reasonable judgment of the Company, would result in a violation of any confidentiality arrangement or material agreement or the loss of any attorney-client or other similar privilege, or (iv) provide any cooperation, or take any action, that would cause any representation or warranty in this Agreement to be breached or any condition to the Closing set forth in this Agreement to fail to be satisfied unless Parent agrees in writing to waive any such breach of representation or warranty or to deem any such condition to the Closing satisfied in order to obtain one or more State Licenses.

(b) Parent shall pay all costs and fees associated with obtaining the State Licenses. Parent shall indemnify the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives against, be liable to such Person for and hold each such Person harmless from, any and all Costs incurred or suffered by any such Person under or in connection with obtaining the State Licenses or any of their cooperation or assistance with respect to obtaining the State Licenses or the provision of any information utilized in connection therewith or otherwise arising from obtaining the State Licenses, in each case only to the extent arising as of or following the date of this Agreement and not relating to actions prior to the date of this Agreement. Parent shall from time to time, promptly upon request by the Company, reimburse the Company, each of its Subsidiaries and each of their respective Affiliates and Representatives for any and all reasonable, documented out-of-pocket fees, costs or expenses (including reasonable fees, costs and expenses of counsel, accountants and other advisors) incurred by any of them in connection with any of their cooperation or assistance with respect to the State Licenses. The Company shall keep Parent reasonably apprised, on a monthly basis, as to the amount of any such costs or expenses that have been incurred as of such date.

(c) Notwithstanding any of the foregoing, nothing in this Section 6.19 shall require Parent, Merger Sub, or their respective Affiliates, directors, officers, principals or limited partners to (i) make, or become party to, any application, notice or filing with respect to any State License or provide any guarantee or, directly or indirectly, accept any fine or penalty in connection therewith or (ii) agree to, or accept the imposition of, any Changes arising directly as a result obtaining the State Licenses that would have, in the aggregate, a material adverse effect on the Company and its Subsidiaries (other than MBB), taken as a whole.

SECTION 6.20. Transition Services Agreement. As soon as practicable following the date of this Agreement, Parent shall identify one or more suitable third party lenders/servicers and negotiate in good faith and agree on a form of transition services agreement with such third party lender/servicer with respect to existing, pending and future transactions entered into or to be entered into by the Company in the Ordinary Course of Business in jurisdictions subject to State Licenses, the approvals of which are still pending on the Closing Date. Such transitions services agreement shall become effective as of the Effective Time (or such other time and date as may be mutually agreed in writing by Parent and the Company). The terms of the transition services agreement shall be customary for transactions of this type, including services and funding arrangements reasonably required by the Company following the Closing Date to be performed by a licensed or exempt entity in the jurisdictions where the Company will be subject to State Licenses, and provided at a reasonable cost plus basis and for the time period reasonably required by the Company. To the extent requested by Parent, the Company shall reasonably cooperate with Parent in furtherance of the foregoing. Prior to the Effective Time, the Company may, in its sole discretion and in connection with the De-Banking, enter into an agreement with the third party lender/servicer selected by Parent on substantially identical terms as the transition services agreement agreed to by Parent and Parent shall reasonably cooperate with the Company in furtherance of the foregoing.

Article VII

CONDITIONS

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote;

(b) Orders. No Governmental Entity of competent jurisdiction shall have enacted, entered, promulgated or enforced any Law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger;

(c) HSR. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted; and

(d) De-Banking. The Company shall have effected the De-Banking.

SECTION 7.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Sections 3.01, 3.02, 3.03(b), 3.04(a) and 3.18 shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is made as of a specified date (including the date of this Agreement), in which case such representation or warranty shall be true and correct only as of such specified date), (ii) Section 3.03(a) shall be true and correct in all respects (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is made as of a specified date (including the date of this Agreement), in which case such representation or warranty shall be true and correct only as of such specified date) and (iii) Article III (other than those referenced in the foregoing clauses (i) and (ii)) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is made as of a specified date (including the date of this Agreement), in which case such representation or warranty shall be true and correct only as of such specified date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any Change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(d) Certificate. Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

SECTION 7.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any such representation or warranty that is made as of a specified date (including the date of this Agreement), in which case such representation or warranty shall be true and correct in all material respects only as of such specified date);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Article VIII

TERMINATION

SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Requisite Vote is obtained:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the date that is fifteen (15) months following the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to Parent or the Company if such party (including, in the case of Parent, Merger Sub) has breached in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of or resulted in the failure of a condition to either such party’s obligation to effect the Merger;

(ii) if at the Shareholders Meeting (or any adjournment or postponement thereof), a proposal to adopt this Agreement shall have been voted upon by the holders of Shares and the Company Requisite Vote shall not have been obtained; or

(iii) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; provided, however, that a party may not terminate this Agreement pursuant to this Section 8.01(b)(iii) if such party (or, in the case of Parent, Merger Sub) has not complied in all material respects with its obligations under Section 6.02;

(c) by the Company:

(i) prior to the time the Company Requisite Vote is obtained and subject to the Company being in compliance with Section 5.02, in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;

(ii) if Parent or Merger Sub shall have breached any of their respective representations or warranties or failed to perform any of their respective covenants or other agreements contained in this Agreement, where such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is not cured prior to the earlier of (1) the forty-fifth (45th) day after written notice thereof is given by the Company to Parent and (2) the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(ii) if the Company is then in material breach of this Agreement such that any of the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; or

(iii) if (A) the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived in accordance with this Agreement, and (B) Parent and Merger Sub fail to consummate the Merger on the date on which the Closing should have occurred pursuant to Section 1.02;

(d) by Parent:

(i) if, prior to the time the Company Requisite Vote is obtained, the Company Board shall have effected a Change of Recommendation; or

(ii) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, where such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is not cured prior to the earlier of (1) the forty-fifth (45th) day after written notice thereof is given by Parent to the Company and (2) the Termination Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) if either Parent or Merger Sub is then in material breach of this Agreement such that any of the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied.

SECTION 8.02. Effect of Termination and Abandonment.

(a) Except as provided in Section 8.02(b), in the event of this Agreement is terminated pursuant to this Article VIII, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any party hereto (or of any of such party’s Representatives or Affiliates), except as provided in the provisions of Section 6.03(b) (Access and Reports; Confidentiality), Section 6.07 (Expenses), Section 6.09(f) (Debt Financing), this Section 8.02 and Article IX (Miscellaneous), which provisions shall survive such termination; provided, however, that subject to Section 8.02(e), no such termination shall relieve any party hereto of any liability for damages to any other party hereto resulting from any Willful Breach by such party prior to such termination, and the aggrieved party will be entitled to all rights and remedies available at law or in equity (including, in the case of a Willful Breach by Parent or Merger Sub (and irrespective of whether the Parent Termination Fee has been paid by Parent pursuant to Section 8.02(c))). The parties hereto acknowledge and agree that nothing in this Section 8.02 shall be deemed to affect their right to specific performance under Section 9.11.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.01(c)(i);

(ii) after the date of this Agreement and prior to the Shareholders Meeting, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not have been withdrawn prior to the Shareholders Meeting and thereafter (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(ii) and (B) within one (1) year after such termination, the Company enters into a definitive agreement to consummate such Acquisition Proposal; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(d)(i);

then, in each case, the Company shall pay Parent an aggregate fee equal to $10,325,000 (the “Termination Fee”) by wire transfer of immediately available funds (x) in the case of a payment required by Section 8.02(b)(i), on the date of termination of this Agreement, (y) in the case of a payment required by Section 8.02(b)(ii) on the date a definitive agreement is executed with respect to such Acquisition Proposal and (z) in the case of a payment required by Section 8.02(b)(iii), within two (2) Business Days of the date of termination of this Agreement, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Parent shall provide to the Company notice designating an account for purposes of payment of the Termination Fee within forty-eight (48) hours of a request by the Company to provide such information. For purposes of Section 8.02(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I, except that all references to 15% therein shall be deemed to be references to 50%.

(c) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii); or

(ii) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) under circumstances where the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(c)(ii) or Section 8.01(c)(iii);

then, in each case, Parent shall pay the Company an aggregate fee equal to $20,650,000 (the “Parent Termination Fee”) within two (2) Business Days of the date of termination of this Agreement, in each case it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The Company shall provide to Parent notice designating an account for purposes of payment of the applicable Parent Termination Fee within forty-eight (48) hours of a request by Parent to provide such information.

(d) Notwithstanding anything to the contrary in this Agreement, if (i) Parent receives the Termination Fee from the Company pursuant to Section 8.02(b), the Termination Fee shall be the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates, and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) the Company receives the Parent Termination Fee from Parent pursuant to Section 8.02(c), the Parent Termination Fee shall be the sole and exclusive remedy of the Company against Parent and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates, and none of Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith (including the Equity Financing Commitment and the Debt Financing Commitment) or the transactions contemplated hereby.

(e) Parent, Merger Sub and the Company acknowledge and agree that each of the Termination Fee and the Parent Termination Fee, as applicable, if, as and when required to be paid pursuant to this Section 8.02, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Parent, Merger Sub and the Company acknowledge and agree that that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. If the Company fails to timely pay the Termination Fee when due pursuant to Section 8.02(b), or Parent fails to timely pay the Parent Termination Fee when due pursuant to Section 8.02(c), and, in order to obtain such payment, the party entitled to receive such payment commences a suit that results in a judgment against the party required to make such payment for the amount of such payment or any portion thereof, the party required to make such payment shall pay to the receiving party the receiving party’s reasonable and documented out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

Article IX

MISCELLANEOUS

SECTION 9.01. Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

SECTION 9.02. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto (in the case of the Company or Merger Sub, by action of their respective boards of directors to the extent required by Law) may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective parties.

SECTION 9.03. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that neither Parent nor Merger Sub may perform any of the actions set forth in the foregoing clauses (a), (b) and (c) with respect to Merger Sub or Parent, respectively. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement. The failure of any party hereto to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 9.04. Notices. All notices, consents, waivers, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given on the date of delivery if delivered personally, electronically mailed in portable document format (PDF) (with confirmation of transmission by the sender and a courtesy copy sent by another acceptable delivery method hereunder) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

c/o HPS Investment Partners, LLC 40 West 57th Street

33rd Floor
New York, New York 10019
Attention:	Jon Ashley; Justin Staadecker
Email:	Jon.Ashley@hpspartners.com;

Justin.Staadecker@hpspartners.com with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:	Joseph A. Coco; Blair T. Thetford
Email:	joseph.coco@skadden.com; blair.thetford@skadden.com

if to the Company, to:

Marlin Business Services Corp. 300 Fellowship Road
Mount Laurel, New Jersey 08054
Attention:	Chief Financial Officer
General Counsel
Email:	mbogansky@marlincapitalsolutions.com
rmelcher@marlincapitalsolutions.com

with a copy to (which shall not constitute notice):

Mayer Brown LLP 71 South Wacker Drive
Chicago, Illinois 60606
Attention:	William R. Kucera
Email:	wkucera@mayerbrown.com

SECTION 9.05. Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex I.

SECTION 9.06. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive and shall be deemed to mean “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(c) When a reference is made in this Agreement or the Company Disclosure Letter to information or documents being “provided”, “made available” or “disclosed” to Parent or its Affiliates, such information or documents shall include any information or documents (i) included in the SEC Reports filed with, or furnished to, the SEC by the Company and publicly available at least twenty-four (24) hours prior to the date of this Agreement, (ii) furnished at least twenty-four (24) hours prior to the date of this Agreement in the electronic “data room” maintained by the Company and to which access has been granted to Parent and its Representatives or (iii) otherwise provided in writing (including electronically) to Parent or any of its Affiliates or Representatives.

(d) All terms in this Agreement shall have the meanings set forth herein when used in any certificate or document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and all attachments thereto and instruments incorporated therein.

(f) References to a Person are also to its permitted successors and permitted assigns.

(g) Where this Agreement states that a party “shall”, “will” or “must” perform in some manner, it means that the party is legally obligated to do so under this Agreement.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 9.07. Counterparts. This Agreement may be executed in two or more counterparts (including by attachment to electronic mail in portable document format (PDF)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original but all of which taken together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 6.08 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Shares (including Restricted Shares) to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) after the Effective Time, the rights of the holders of Company RSUs, Company PSUs and Company Options to receive the payments contemplated by the applicable provisions of Section 2.02 and (d) the right of the Company to pursue the damages contemplated by the proviso in the first sentence of Section 8.02(a) on behalf of the holders of Shares and awards granted pursuant to the Company Equity Award Plans, in each case, in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of such parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 9.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Law and judicial decisions of the State of Delaware applicable to agreements executed and performed entirely within such State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof (except that matters relating to the fiduciary duties of the Company Board shall be subject to the Laws of the Commonwealth of Pennsylvania).

SECTION 9.10. Entire Agreement; Assignment. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties hereto. Any purported assignment in contravention of this Agreement is void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No assignment by any party shall relieve such party of any of its obligations hereunder.

SECTION 9.11. Specific Enforcement; Consent to Jurisdiction.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that each party hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it is entitled at law or in equity. Each of the parties hereto further agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (A) the other party has an adequate remedy at law or (B) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Parent and Merger Sub acknowledge that the Company is a third party beneficiary of the Equity Financing Commitment and that, pursuant to the terms thereof, the Company is entitled to seek specific performance of Parent’s and Guarantor’s obligations to cause the Equity Financing to be funded in connection with the consummation of the transactions contemplated by this Agreement, but only in the event, that (1) all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing); (2) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.02; (3) the Company has irrevocably confirmed in a written notice to Parent and Merger Sub that if specific performance is granted and each of the Equity Financing and the Debt Financing (or the Alternative Financing) is funded, then the Company would take such actions that are required of it by this Agreement to cause the Closing to occur; and (4) the Debt Financing (or the Alternative Financing, as the case may be) has been funded (or will be funded at the Closing if the Equity Financing is funded at the Closing). Notwithstanding anything else to the contrary in this Agreement, for the avoidance of doubt, while a party hereto may concurrently seek (x) specific performance or other equitable relief to consummate the transactions contemplated by this Agreement, subject in all respects to this Section 9.11(a) and (y) payment of any of the Termination Fee or the Parent Termination Fee (as applicable) if, as and when required pursuant to this Agreement, under no circumstances will such party receive both the relief contemplated by the foregoing clause (x) and the foregoing clause (y).

(b) Each of the parties hereto irrevocably (i) submits itself to the personal jurisdiction of the state and federal courts located in State of Delaware and any appellate court therefrom, in connection with any matter based upon or arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the state and federal courts located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.04. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.04 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated by this Agreement. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the Proceeding in any such court is brought in an inconvenient forum, that the venue of such Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party is entitled pursuant to the final judgment of any court having jurisdiction. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the Commonwealth of Pennsylvania and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.11 is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to said courts or in the Commonwealth of Pennsylvania other than for such purpose. Notwithstanding anything in this Section 9.11(a) to the contrary, if any of the courts designated in the preceding sentences of this Section 9.11(a) are functionally unavailable as a result of any Public Health Event or any Public Health Event Measures, each party hereto agrees to submit to the jurisdiction of any federal court with jurisdiction over the parties hereto solely in respect of applications for temporary, status quo or interim injunctive relief.

SECTION 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13. Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto on behalf of itself and each of its Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon such party in any such Proceeding or proceeding shall be effective if notice is given in accordance with Section 9.04, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives any of their respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners relating to or arising out of this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.13 (and such provisions shall not be amended in any way material to the Financing Sources without the prior written consent of the any lenders providing such Debt Financing).

SECTION 9.14. Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

SECTION 9.15. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including penalties and interest) incurred as a result of the Merger shall be paid by Parent and Merger Sub when due.

[Remainder of page left intentionally blank. Signature pages follow.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MARLIN BUSINESS SERVICES CORP.

By:	/s/ Jeffrey A. Hilzinger
Name: Jeffrey A. Hilzinger
Title: President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

MADEIRA HOLDINGS, LLC

By: HPS Investment Partners, LLC

By:	/s/ Jon Ashley
Name: Jon Ashley
Title: Authorized Person

MADEIRA MERGER SUBSIDIARY, INC.

By:	/s/ Jon Ashley
Name: Jon Ashley
Title: President

[Signature page to Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

(a) The following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into by the Company (i) prior to the date hereof or (ii) having provisions as to confidential treatment of the Company’s information that are not less favorable in the aggregate to those contained in the Confidentiality Agreement; provided, that such confidentiality agreement shall not include any provisions requiring exclusive negotiations or any standstill provisions. The Company shall make available to Parent a copy of any Acceptable Confidentiality Agreement promptly after the execution thereof.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to (i) any acquisition or purchase directly or indirectly, in a single transaction or series of transactions, of a business that constitutes more than 15% of the net revenues, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole, or more than 15% of the total voting power of the equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 15% of the total voting power of the equity securities of the Company or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, joint venture, partnership, dissolution or similar transaction involving directly or indirectly, in a single transaction or series of transactions, the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes more than 15% of the net revenues, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole); provided, however, that “Acquisition Proposal” shall not include any transaction or series of transactions undertaken in connection with the De-Banking or any inquiry, proposal or offer solely with respect to any such transaction or series of transactions.

“Adjustment Amount” means an amount equal to (a) the amount, if any, by which the Covered Costs exceed the Threshold, divided by (b) the number of Fully Diluted Shares.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the City of New York are required or authorized to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means, with respect to a Person, any other Person that, together with such first Person, is treated as a single employer under Section 414 of the Code.

“Company Benefit Plan” means any (i) “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (ii) “employee welfare benefit plan” (within the meaning of Section 3(3) of ERISA), (iii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement (including the Company Equity Award Plans), (iv) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (v) other material compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Commonly Controlled Entity of the Company (A) for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries or (B) under which the Company or any Commonly Controlled Entity of the Company had or has any present or future liability, other than any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) plan, program, policy or arrangement mandated by applicable Law.

“Company Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub.

“Company Equity Award Plans” means the Marlin 2003 Equity Compensation Plan, the Marlin 2014 Equity Compensation Plan and the Marlin 2019 Equity Compensation Plan.

“Contract” means a contract, arrangement, order, license, sublicense, lease, sublease, option, warrant, guaranty, indenture, note, bond, mortgage or other legally binding agreement or instrument, whether written or unwritten.

“Control” (including in the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Costs” means (i) the fees and expenses of legal and other third party advisors and (ii) any costs and expenses associated with the payoff or settlement of a Deposit to the extent in excess of the par value of such Deposit or solely attributable to accrued interest with respect to such Deposit, in each case, incurred by the Company after the date hereof solely in connection with the De-Banking. For the avoidance of doubt, “Covered Costs” shall not include (A) the payoff or settlement amount with respect to any Deposit to the extent such amount is less than or equal to the par value of such Deposit, (B) all Costs incurred by the Company or any of its Subsidiaries or paid to Parent or any of its Affiliates in connection with the Parent De-Banking Financing, including any interest payable thereon and (C) all Costs incurred by the Company or any of its Subsidiaries in connection with obtaining the State Licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“De-Banking” means a transaction or a series of transactions which results in (i) (A) the Company having divested its entire ownership interest in MBB or (B) (1) the Company having submitted a letter to the Commissioner of the Utah DFI surrendering the license and authority to conduct the business of banking held by MBB, (2) the FDIC having issued an order terminating MBB’s deposit insurance from the FDIC and (3) MBB having no remaining Deposits and (ii) if the Merger were consummated, none of Parent, Merger Sub, or their respective Affiliates, directors, officers, principals or limited partners being subject to any burdensome condition or burdensome requirement imposed by any banking regulator or banking Law (it being understood and agreed this clause (ii) is not intended to apply to the Company or any of its Subsidiaries such that this clause (ii) shall not be deemed unsatisfied on account of the Company or any of its Subsidiaries being subject to any burdensome condition or burdensome requirement imposed by any banking regulator or banking Law).

“Deposits” means the deposits of MBB.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Sources” means, collectively, any Person that provides, or has entered into, or in the future enters into, any Contract with Parent or any of its Affiliates to provide, any of the Debt Financing (or any other financing of all or a portion of the Merger Consideration), any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective current, former or future stockholders, limited partners, managers, members, partners or Representatives; provided that neither Parent nor any Affiliate of Parent shall be a Financing Source.

“Fully Diluted Shares” means, as of any particular time, all issued and outstanding Shares, together with all such Shares that the Company would be required to issue assuming the conversion or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, but only to the extent so exercisable, convertible or exchangeable prior to consummation of the Merger or exercisable, convertible or exchangeable as a result of the consummation of the Merger.

“Good Policy” means, with respect to the Company, the credit granting and collecting policies commonly adhered to or approved by a significant portion of loan originators in the United States for similarly situated companies operating in the industries in which the Company is operating, or any of such policies, which, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with applicable Law and good business practices in such industries. “Good Policy” is not intended to be limited to the optimum policies, practices, methods or acts, to the exclusion of all others, but rather to include a spectrum of possible but reasonable policies, practices, methods or acts employed among competent owners of comparable similarly situated companies operating in the industries in which the Company is operating in light of the circumstances.

“Governmental Entity” means any federal, state, local, or non-United States government, any court or tribunal of competent jurisdiction, any administrative, regulatory (including any stock exchange) or other governmental or quasi-governmental agency, commission, branch or authority or other governmental entity or body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and other rights in know-how and confidential or proprietary information, including any technical data, specifications, techniques, inventions and discoveries, in each case, to the extent that it qualifies as a trade secret under applicable Law, (v) software and (vi) all other intellectual property rights recognized by applicable Law.

“Intervening Event” means any material fact or Change affecting the Company or any of its Subsidiaries that only becomes known to the Company Board after the date of this Agreement (or if known as of or prior to the date of this Agreement, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement); provided, however, that in no event will the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, constitute an “Intervening Event” or be taken into account in determining whether an Intervening Event has occurred or would reasonably be expected to result.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons set forth in Section 9.05 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the Persons set forth in Section 9.05 of the Parent Disclosure Letter.

“Law” means any federal, state, local or non-United States law, statute, regulation, rule, ordinance, judgment, order, injunction or decree of any Governmental Entity.

“Material Adverse Effect” means any Change that, (A) individually or in the aggregate with all other Changes, has a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Changes arising out of or resulting from any of the following shall, either alone or in combination, constitute or contribute to a Material Adverse Effect: (i) Changes in the economy in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) Changes that affect any of the industries in which the Company or any of its Subsidiaries do business or in which the products or services of the Company or any of its Subsidiaries are used or distributed, (iii) Changes in the financial, debt, capital, credit or securities markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any Change in the stock price, trading volume or credit rating of the Company or any of its Subsidiaries or any failure by the Company to meet published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the Changes underlying any such Change or failure described in this clause (iv) that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (v) Changes in applicable Law, (vi) Changes in applicable accounting regulations or principles or interpretations thereof, (vii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any weather-related or other force majeure events or other natural or man-made disasters (including earthquakes, floods, hurricanes, tropical storms or other weather or climate conditions or fires) or any national or international calamity or crisis or any worsening Public Health Event, (viii) any Public Health Event Measures not in effect as of the date of this Agreement, (ix) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (it being understood and agreed that this clause (ix) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement or the pendency of this Agreement), (x) the performance by the Company of this Agreement and the transactions contemplated by this Agreement, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the written request or with the written consent of Parent or Merger Sub, (xi) any matter disclosed in the Company Disclosure Letter, (xii) any Transaction Litigation or (xiii) any Changes arising as a result of or in connection with the De-Banking; provided that, in the case of the foregoing clauses (i), (ii), (iii), (vii) or (viii), if such Change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in with the Company and its Subsidiaries conduct their respective operations, then the extent of such disproportionate impact shall not be excluded from the definition of a “Material Adverse Effect” and may be considered in determining whether there has been a Material Adverse Effect or (B) would prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice, as such past practice may have been reasonably affected by any Public Health Event and any Public Health Event Measures.

“Parent Disclosure Letter” means the confidential disclosure letter dated as of the date of this Agreement delivered by Parent to the Company.

“Permitted Liens” means (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Company and its Subsidiaries as presently conducted, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (iii) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Entities), easements, charges, rights-of-way, other Liens on the real property assets (other than those constituting Liens for the payment of Indebtedness) and other irregularities in title to real property assets (including leasehold title), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Company and its Subsidiaries, taken as a whole, (iv) Liens for Taxes that are not yet due or payable or that may thereafter be paid without penalty, (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Company and its Subsidiaries, (vi) Liens not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (vii) Liens that are disclosed on the most recent consolidated balance sheet of the Company included in the SEC Reports or notes thereto or securing liabilities reflected on such balance sheet, (viii)

Liens arising under or pursuant to the organizational documents of the Company or any of its Subsidiaries, (ix) grants to others of rights-of-way, surface leases or crossing rights and amendments, modifications, and releases of rights-of-way, surface leases or crossing rights in the Ordinary Course of Business, (x) with respect to rights-of-way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (xi) Liens disclosed by a search of relevant public records, (xii) Liens resulting from any facts or circumstances relating to Parent or any of its Affiliates and (xiii) Liens that do not and would not reasonably be expected to materially impair the continued use of a Company Leased Real Property as presently operated.

“Person” means an individual, corporation (including not-for-profit), Governmental Entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act).

“Public Health Event” means any disease outbreak, cluster, endemic, epidemic, outbreak or pandemic or plague, including COVID-19.

“Public Health Event Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any Public Health Event.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, statements, certifications, reports and other documents required to be filed or furnished by the Company with the SEC, including (i) those filed or furnished subsequent to the date of this Agreement and (ii) all exhibits and other information incorporated therein and all amendments and supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” means, when used with respect to any Person, as of any date of determination, (i) the amount of the fair saleable value of the assets of such Person will, as of such date, exceed the sum of (A) the value of all liabilities of such Person, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

“State Licenses” means the Permits necessary, following the Closing, for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses, including for compliance with Laws applicable to a non-bank entity in connection therewith relating to the origination, servicing, disclosures, unfair and deceptive acts and practices, debt collection, credit and financial services.

“Subsidiary” means, with respect to any Person, (i) any other Person (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests entitled to vote in the election of directors, managers or trustees is at the time of determination owned or controlled, directly or indirectly, by such first Person and (ii) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity or voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person, whether in the form of membership, general, special or limited partnership interests or otherwise or (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that did not result from a breach of Section 5.02 and relating to any direct or indirect acquisition or purchase of (i) assets that generate more than 50% of the consolidated total revenues or operating income of the Company and its Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Company Board determines in good faith (x) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and (y) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the Merger.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or any other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all forms of taxes or duties imposed by any Governmental Entity, or required by any Governmental Entity to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

“Threshold” means $ 8,000,000.

“Willful Breach” means, with respect to any breach or failure to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement. For the avoidance of doubt, the failure of a party hereto to consummate the Closing when required pursuant to Section 1.02 shall be a Willful Breach of this Agreement (it being understood and agreed, for the avoidance of doubt, that the failure of the Closing to occur based solely on a failure of the Debt Financing (or the Alternative Financing, as the case may be) to be funded at or prior to the Closing shall not itself constitute a Willful Breach, but only so long as Parent and Merger Sub shall have complied with their obligations set forth in the first sentence of Section 6.09(a) and in Section 6.09(b)).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	8.02(b)(iii)
Adjustment Statement	6.18(f)
Agreement	Preamble
Alternative Acquisition Agreement	5.02(d)(i)
Alternative Financing	6.09(b)
Applicable Regulatory Reports	3.05(a)
Applicable SEC Reports	3.05(a)
Assets	6.18(c)
Book-Entry Shares	2.01(a)
Cancelled Shares	2.01(b)
Certificate	2.01(a)
Change of Recommendation	5.02(d)(i)
Changes	3.06
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Articles of Incorporation	3.01
Company Board	Recitals
Company Board Recommendation	3.04(a)
Company Bylaws	3.01
Company Employees	6.06(a)
Company Leased Real Property	3.15(a)
Company Option	2.02(d)
Company Preferred Stock	3.03(a)
Company PSU	2.02(c)
Company Real Property Lease	3.15(a)
Company Requisite Vote	3.17
Company RSU	2.02(b)
Confidentiality Agreement	6.03(b)
Continuation Period	6.06(a)
Costs	6.08(a)
D&O Insurance	6.08(c)
Data Tape	3.22
Debt Financing	4.07(a)
Debt Financing Commitment	4.07(a)
Department of State	1.03
Disclosed Conditions	4.07(e)
Dissenting Shares	2.05
Effective Time	1.03
Entity Transactions Law	1.01
Equity Financing	4.07(a)
Equity Financing Commitment	4.07(a)

Exchange Fund	2.03(a)
FDIC	3.04(b)
Federal Reserve Board	3.04(b)
Final Adjustment Amount	6.18(f)
Financing	4.07(a)
Financing Commitments	4.07(a)
GAAP	3.05(b)
Guarantor	Recitals
Indebtedness	5.01(b)(viii)
Indemnified Parties	6.08(a)
Insurance Policies	3.14
Interim De-Banking Financing	6.18(e)
Lenders	4.07(a)
Liens	3.02
Limited Guarantee	Recitals
Material Contract	3.08(l)
Maximum Annual Premium	6.08(c)
MBB	3.04(b)
Merger	Recitals
Merger Consideration	2.01(a)
Merger Sub	Preamble
Offered Amendment	5.02(d)(ii)
Orders	7.01(b)
Parent	Preamble
Parent De-Banking Financing	6.18(e)
Parent Organizational Documents	4.01
Parent Termination Fee	8.02(c)(ii)
Paying Agent	2.03(a)
PBCL	1.01
Permits	3.09
Plan	6.18(a)
Proceeding	3.07
Proxy Statement	6.01(a)
Remedial Action	6.02(d)
Representatives	5.02(a)
Restricted Share	2.02(a)
SF FRB	3.04(b)
Share	2.01(a)
Shareholders Meeting	6.01(c)
Statement of Merger	1.03
Surviving Corporation	1.01
Tail D&O Insurance	6.08(d)
Takeover Statutes	3.20
Termination Date	8.01(b)(i)

Termination Fee	8.02(b)(iii)
Transaction Litigation	6.17
Utah DFI	3.04(b)
Voting Company Debt	3.03(b)

EXHIBIT A

FORM OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MARLIN BUSINESS SERVICES, INC.

(A Pennsylvania Corporation)

The Articles of Incorporation of Marlin Business Services, Inc. are hereby amended and restated in their entirety to read as follows:

FIRST:    Corporate Name. The name of the corporation shall be Marlin Business Services Corp. (hereinafter referred to as the “Corporation”).

SECOND:    Registered Office. The location and post office address of the registered office of the Corporation in the Commonwealth of Pennsylvania is [                                                                             ].

THIRD:    Original Incorporation. The Corporation was incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “Pennsylvania BCL”), under the name Marlin Business Services, Inc. The date of its incorporation was August 5, 2003.

FOURTH:    Method of Adoption. These Amended and Restated Articles of Incorporation were duly adopted by the vote of the sole shareholder of the Corporation in accordance with Sections 1914 and 1915 of the Pennsylvania BCL.

FIFTH:    Corporate Purposes. The purpose for which the Corporation is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the Pennsylvania BCL.

SIXTH:    Corporate Existence. The term of existence of the Corporation is perpetual.

SEVENTH:    Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”).

EIGHTH:    Certificated and Uncertificated Shares. Any or all classes and series of shares, or any part thereof, may be represented by certificated or uncertificated shares, as provided under the Pennsylvania BCL.

NINTH:    Personal Liability of Directors and Officers. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while this Article is in effect and each such director shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any Bylaw or provision of the Articles of the Corporation which has the effect of increasing director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director prior thereto.

TENTH:    Indemnification of, and Advancement of Expenses. (a) Except as prohibited by law, every director and officer of the Corporation shall be entitled as of right to be indemnified by the Corporation against expenses and any liabilities paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved in any manner, as a party, witness or otherwise, or is threatened to be made so involved, by reason of such person being or having been a director or officer of the Corporation or of a subsidiary of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as an “Action”) to the fullest extent permitted under the Pennsylvania BCL. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article is in effect. Any repeal or amendment of this Article shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time denominates any of such persons as entitled to the benefits of this Article. Without limiting the generality of the foregoing, to the extent permitted by then applicable law, the grant of mandatory indemnification pursuant to this Article shall extend to proceedings involving the negligence of such person. As used in this Article, “indemnitee” shall include each director and officer of the Corporation and each other person denominated by the Board of Directors as entitled to the benefits of this Article, “expenses” shall mean all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee, and “liabilities” shall mean amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement.

(b)     Right to Advancement of Expenses. Every indemnitee shall be entitled as of right to have his or her expenses in investigating or defending any Action paid in advance by the Corporation prior to final disposition of such Action, provided that the Corporation receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for such expenses.

(c)     Additional Rights. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Pennsylvania BCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise.

EXHIBIT B

FORM OF

AMENDED AND RESTATED BYLAWS

OF

MARLIN BUSINESS SERVICES CORP.

(a Pennsylvania corporation)

Adopted as of [                ]

ARTICLE I

OFFICES AND FISCAL YEAR

Section 1.01    Registered Office. The registered office of the corporation in the Commonwealth of Pennsylvania shall be fixed in the articles of incorporation (the “Articles”) or by the board of directors, provided that a record of such change is filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) in the manner provided by the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

Section 1.02    Other Offices. The corporation may also have offices at such other places within or without the Commonwealth of Pennsylvania as the board of directors may from time to time determine or the business of the corporation may require.

Section 1.03    Fiscal Year. Except as may be otherwise determined by the board of directors, the fiscal year of the corporation shall begin on the first day of January and end on the last day of December of each year.

ARTICLE II

NOTICE AND WAIVERS

Section 2.01    Manner of Giving Notice.

(a)    General Rule. Any notice required to be given to any person under the provisions of the PBCL, the Articles or these bylaws shall be given to the person:

(1)    By first class or express mail, postage prepaid, or courier service, charges prepaid, to his or her postal address appearing on the books of the corporation or, in the case of directors, supplied by the director to the corporation for notice purposes. Notice pursuant to this clause (1) shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person; or

(2)    By e-mail or other electronic communication to the person’s e-mail address or other electronic communications supplied by the person to the corporation for notice purposes. Notice given pursuant to this clause (2) shall be deemed to have been given to the person entitled thereto when sent.

(b)    Adjourned Shareholder Meetings. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken; provided, however, if the board of directors fixes a new record date for the adjourned meeting, notice shall be given in accordance with Section 2.03.

Section 2.02    Notice of Meetings of Board of Directors. Notice of a regular meeting of the board of directors need not be given. Notice of every special meeting of the board of directors shall be given to each director at least 24 hours (in the case of notice by telephone, e-mail or other electronic communication) Every such notice shall state the time and place, if any, of the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice of the meeting.

Section 2.03    Notice of Meetings of Shareholders.

(a)    General Rule. Written notice of every meeting of shareholders shall be given by, or at the direction of, the secretary of the corporation or other authorized person to each shareholder of record entitled to vote at the meeting at least (1) ten days prior to the day named for a meeting (and, in the case of a meeting that will consider a merger, consolidation, share exchange or division, to each shareholder of record not entitled to vote at the meeting) that will consider a fundamental change under the PBCL, or (2) five days prior to the day named for the meeting in any other case. If the secretary of the corporation or other authorized person neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so. A notice of meeting shall specify the day, hour and geographic location, if any, of the meeting and any other information required by any other provision of the PBCL, the Articles or these bylaws. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted.

(b)    Notice of Action by Shareholders on Bylaws. In the case of a meeting of shareholders that has as one of its purposes action on the bylaws, written notice shall be given to each shareholder that the purpose, or one of the purposes, of the meeting is to consider the adoption, amendment or repeal of these bylaws. There shall be included in, or enclosed with, the notice a copy of the proposed amendment or a summary of the changes to be effected thereby.

Section 2.04    Waiver of Notice.

(a)    Written Waiver. Whenever any written notice is required to be given under the provisions of the PBCL, the Articles or these bylaws, a waiver thereof in writing (e-mail being sufficient), signed (including by means of electronic or conformed signature) by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting, including in the case of Section 2.03(b).

(b)    Waiver by Attendance. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

Section 2.05    Modification of Proposal Contained in Notice. Whenever the language of a proposed resolution is included in a written notice of a meeting required to be given under the provisions of the PBCL, the Articles or these bylaws, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 2.06    Exception to Requirement of Notice. Whenever any notice or communication is required to be given to any person under the provisions of the PBCL, the Articles, these bylaws, or the terms of any agreement or other instrument or as a condition precedent to taking any corporate action and communication with that person is then unlawful, the giving of the notice or communication to that person shall not be required.

ARTICLE III

SHAREHOLDERS

Section 3.01    Place of Meeting. Except as otherwise provided in this section, all meetings of shareholders of the corporation shall be held at the executive office of the corporation or such other geographic location, if any, as may be designated by the board of directors in the notice of a meeting. A meeting of shareholders may be held by means of the Internet or other electronic technology, provided that the shareholders have an opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders and pose questions to the directors.

Section 3.02    Annual Meeting. The board of directors shall fix and designate the date and time of the annual meeting of shareholders. At the annual meeting, shareholders then entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting. If the annual meeting shall not have been called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

Section 3.03    Special Meetings.

(a)    Call of Special Meetings. Special meetings of the shareholders may be called at any time by the (i) board of directors or (ii) any shareholder.

(b)    Fixing of Time for Meeting. At any time, upon written request of any person who has called a special meeting, it shall be the duty of the secretary of the corporation to fix the time of the meeting which shall be held not more than 60 days after the receipt of the request. If the secretary of the corporation neglects or refuses to fix the time of the meeting, the person or persons calling the meeting may do so.

Section 3.04    Quorum and Adjournment.

(a)    General Rule. A meeting of shareholders shall not be organized for the transaction of business unless a quorum is present. The presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. Shares of the corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors, as such, shall not be counted in determining the total number of outstanding shares for quorum purposes at any given time.

(b)    Withdrawal of a Quorum. The shareholders present at a duly organized meeting can continue to do business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

(c)    Adjournments Generally. Any meeting of the shareholders, including one at which directors are to be elected and one which cannot be organized for lack of a quorum, may be adjourned for such period and to such place as the shareholders present and entitled to vote shall direct, except that any meeting at which directors are to be elected shall be adjourned only from day to day or for such longer periods not exceeding 15 days each as the shareholders present and entitled to vote shall direct.

(d)    Electing Directors at Adjourned Meeting. Those shareholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum as fixed in this section, shall nevertheless constitute a quorum for the purpose of electing directors.

(e)    Other Action in Absence of Quorum. Those shareholders entitled to vote who attend a meeting of shareholders that has been previously adjourned for one or more periods aggregating at least 15 days for lack of a quorum, although less than a quorum as fixed in this section, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting, provided that the notice states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter.

(f)    Effect of Proxy on Quorum. If a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder shall be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue.

Section 3.05    Action by Shareholders. Except as otherwise provided in the PBCL, the Articles or these bylaws, whenever any corporate action is to be taken by vote of the shareholders, it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class.

Section 3.06    Conduct of Shareholders Meeting. At every meeting of the shareholders, the chairman of the board, if there is one, or, if none, one of the following persons present in the order stated: the vice chairman of the board, the president of the corporation, the vice presidents of the corporation in their order of rank and seniority, or a person chosen by vote of the shareholders present, shall act as the presiding officer of the meeting. The secretary of the corporation or, in the absence of the secretary, an assistant secretary of the corporation, or, in the absence of both the secretary and assistant secretary, a person appointed by the presiding officer of the meeting, shall act as secretary of the meeting. Except as otherwise provided by prior action of the board of directors, the presiding officer of the meeting shall determine the order of business and shall have the authority to establish rules for the conduct of the meeting.

Section 3.07    Voting Rights of Shareholders. Unless otherwise provided in the Articles, every shareholder shall be entitled to one vote for every share standing in the name of the shareholder on the books of the corporation.

Section 3.08    Voting and Other Action by Proxy.

(a)    General. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person to act for the shareholder by proxy. The presence of, or vote or other action at a meeting of shareholders, or the expression of consent or dissent to corporate action in writing, by a proxy of a shareholder shall constitute the presence of, or vote or action by, or written consent or dissent of, the shareholder. Where two or more proxies of a shareholder are present, the corporation shall, unless otherwise expressly provided in the proxy, accept as the vote of all shares represented thereby the vote cast by a majority of them and, if a majority of the proxies cannot agree whether the shares represented shall be voted or upon the manner of voting the shares, the voting of the shares shall be divided equally among those persons.

(b)    Execution and Filing. Every proxy shall be executed or authenticated by the shareholder or by the duly authorized attorney-in-fact of the shareholder and filed with or transmitted to the secretary of the corporation or its designated agent. A shareholder or such shareholder’s duly authorized attorney-in-fact may execute or authenticate a writing or transmit an electronic message authorizing another person to act for such shareholder by proxy. A telegram, cablegram, datagram, email, Internet communication or other means of electronic transmission from a shareholder or attorney-in-fact, or a photographic or similar reproduction of a writing executed by a shareholder or attorney-in-fact may be treated as properly executed or authenticated for purposes of this subsection if it sets forth or utilizes a confidential and unique identification number or other mark furnished by the corporation to the shareholder for the purposes of a particular meeting or transaction.

(c)    Revocation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until written notice thereof has been given to the secretary of the corporation or its designated agent in writing or by electronic transmission. An unrevoked proxy shall not be valid after three years from the date of its execution, authentication or transmission unless a longer time is expressly provided therein. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of the death or incapacity is given to the secretary of the corporation or its designated agent.

(d)    Expenses. The corporation shall pay the reasonable expenses of solicitation of votes, proxies or consents of shareholders by or on behalf of the board of directors or its nominees for election to the board of directors, including solicitation by professional proxy solicitors and otherwise.

Section 3.09    Voting by Corporations.

(a)    Voting by Corporate Shareholders. Any corporation that is a shareholder of this corporation may vote at meetings of shareholders of the corporation (or express consent in lieu of a meeting) by any of its officers or agents, or by proxy appointed by any officer or agent, unless some other person, by resolution of the board of directors of the other corporation or a provision of its Articles or bylaws, a copy of which resolution or provision certified to be correct by one of its officers has been filed with the secretary of this corporation, is appointed its general or special proxy in which case that person shall be entitled to vote the shares.

(b)    Controlled Shares. Shares of the corporation owned, directly or indirectly, by it and controlled, directly or indirectly, by the board of directors, as such, shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares for voting purposes at any given time.

Section 3.10    Determination of Shareholders of Record.

(a)    Fixing Record Date. The board of directors may fix a time prior to the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, or to vote at, the meeting, which time, except in the case of an adjourned meeting, shall be not more than 90 days prior to the date of the meeting of shareholders. Only shareholders of record on the date fixed shall be so entitled notwithstanding any transfer of shares on the books of the corporation after any record date fixed as provided in this subsection. The board of directors may similarly fix a record date for the determination of shareholders of record for any other purpose. When a determination of shareholders of record has been made as provided in this section for purposes of a meeting, the determination shall apply to any adjournment thereof unless the board fixes a new record date for the adjourned meeting.

(b)    Determination When a Record Date is Not Fixed. If a record date is not fixed, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. The record date for determining shareholders entitled to express consent or dissent to corporate action without a meeting, when prior action by the board of directors is not necessary, to call a special meeting of the shareholders, or to propose an amendment of the Articles, shall be the close of business on the day on which the first consent or dissent, request for a special meeting or petition proposing an amendment of the Articles is filed with the secretary of the corporation. The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 3.11    Consent of Shareholders in Lieu of Meeting. Any action required or permitted to be taken at a meeting of shareholders or of a class of shareholders may be taken without a meeting if, prior or subsequent to the action, a written consent or consents thereto signed by all of the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the secretary of the corporation. If action by written notice is by less than unanimous consent of the shareholders entitled to vote on the matter, the action shall not become effective until after at least 10 days’ notice of such action shall have been given to each shareholder entitled to vote thereon who has not consented thereto. The secretary of the corporation shall give notice of such action to each shareholder entitled to vote thereon, including those shareholders who consented thereto, within five days following the secretary’s receipt of such written consent or consents.

Section 3.12    Use of Conference Telephone or Other Technology. The presence or participation, including voting and taking other action, at a meeting of shareholders, or the expression of consent or dissent to corporate action, by a shareholder by conference telephone or other electronic means, including the Internet, shall constitute the presence of, or vote or action by, or consent or dissent of the shareholder for purposes of the PBCL, the Articles and these bylaws.

ARTICLE IV

BOARD OF DIRECTORS

Section 4.01    Powers; Personal Liability.

(a)    General Rule. All powers vested by law in the corporation shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the board of directors.

(b)    Personal Liability of Directors. A director shall not be personally liable, as such, for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Subchapter 17B of the PBCL (or any successor provision), and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The foregoing shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or for the payment of taxes pursuant to local, state or federal law.

(c)    Notation of Dissent. A director who is present at a meeting of the board of directors, or of a committee thereof, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his or her dissent is entered in the minutes of the meeting or unless the director files a written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this section shall bar a director from asserting that minutes of the meeting incorrectly omitted his or her dissent if, promptly upon receipt of a copy of such minutes, the director notifies the secretary, in writing, of the asserted omission or inaccuracy.

Section 4.02    Qualifications and Selection of Directors.

(a)    Qualifications. Each director of the corporation shall be a natural person of full age who need not be a resident of the Commonwealth of Pennsylvania or a shareholder of the corporation.

(b)    Power to Select Directors. Except as otherwise provided in these bylaws, directors of the corporation shall be elected by the shareholders.

(c)    Election of Directors. In elections of directors, voting need not be by ballot, unless required by vote of the shareholders before the voting for the election of directors begins. The candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately up to the number of directors to be elected by the class or group of classes shall be elected. If at any meeting of shareholders, directors of more than one class are to be elected, each class of directors shall be elected in a separate election.

Section 4.03    Number and Term of Office.

(a)    Number. The board of directors shall consist of such number of directors as may be determined from time to time by resolution of the board of directors.

(b)    Term of Office. Each director shall hold office for one year and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. A decrease in the number of directors shall not have the effect of shortening the term of any incumbent director.

(c)    Resignation. Any director may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as shall be specified in the notice of resignation.

Section 4.04    Vacancies.

(a)    General Rule. Vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board of directors though less than a quorum, or by a sole remaining director, and each person so selected shall be a director to serve until the next selection of the class for which such director has been chosen, and until a successor has been selected and qualified or until his or her earlier death, resignation or removal.

(b)    Action by Resigned Directors. When one or more directors resign from the board of directors effective at a future date, the directors then in office, including those who have so resigned, shall have power by the applicable vote to fill the vacancies, the vote thereon to take effect when the resignations become effective.

Section 4.05    Removal of Directors.

(a)    Removal by the Shareholders. The entire board of directors, any class of the board of directors, or any individual director may be removed from office by vote of the shareholders entitled to vote thereon without assigning any cause. In case the board of directors or a class of the board of directors or any one or more directors are so removed, new directors may be elected at the same meeting.

(b)    Removal by the Board. The board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or if, within 60 days after notice of his or her selection, the director does not accept the office either in writing or by attending a meeting of the board of directors.

Section 4.06    Place of Meetings. Meetings of the board of directors may be held at such place, if any, within or without the Commonwealth of Pennsylvania as the board of directors may from time to time appoint or as may be designated in the notice of the meeting.

Section 4.07    Organization of Meetings. At every meeting of the board of directors, the chairman of the board, if there is one, or, if none, a person chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary of the corporation or, in the absence of the secretary of the corporation, an assistant secretary, or, in the absence of the secretary of the corporation and the assistant secretary, any person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 4.08    Regular Meetings. Regular meetings of the board of directors shall be held at such time and place, if any, as shall be designated from time to time by resolution of the board of directors.

Section 4.09    Special Meetings. Special meetings of the board of directors shall be held whenever called by the chairman of the board by two or more of the directors.

Section 4.10    Quorum of and Action by Directors; Consent.

(a)    General Rule. A majority of the directors in office of the corporation shall be necessary to constitute a quorum for the transaction of business and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors.

(b)    Action by Consent. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

Section 4.11    Executive and Other Committees.

(a)    Establishment and Powers. The board of directors may, by resolution adopted by a majority of the directors in office, establish one or more committees to consist of one or more directors of the corporation. Any committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all of the powers and authority of the board of directors except that a committee shall not have any power or authority as to the following:

(1)    The submission to shareholders of any action requiring approval of shareholders under the PBCL;

(2)    The creation or filling of vacancies in the board of directors;

(3)    The adoption, amendment or repeal of these bylaws;

(4)    The amendment or repeal of any resolution of the board of directors that by its terms is amendable or repealable only by the board; and

(5)    Action on matters committed by a resolution of the board exclusively to another committee of the board of directors.

(b)    Alternate Committee Members. The board of directors may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee or for the purposes of any written action by the committee. In the absence or disqualification of a member and alternate member or members of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another director to act at the meeting in the place of the absent or disqualified member.

(c)    Term. Each committee of the board of directors shall serve at the pleasure of the board of directors.

(d)    Committee Procedures. The term “board of directors” or “board,” when used in any provision of these bylaws relating to the organization or procedures of or the manner of taking action by the board of directors, shall be construed to include and refer to any executive or other committee thereof.

Section 4.12    Compensation. The board of directors shall have the authority to fix the compensation of directors for their services as directors and a director may be a salaried officer of the corporation.

Section 4.13    Use of Conference Telephone or Other Technology. Any director may participate in any meeting of the board of directors by means of conference telephone or other electronic technology by means of which all persons participating in the meeting have an opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the directors and pose questions to the other directors. Participation in a meeting pursuant to this section shall constitute presence in person at the meeting.

ARTICLE V

OFFICERS

Section 5.01    Officers Generally.

(a)    Number, Qualifications and Designation. The officers of the corporation shall be a president, one or more vice presidents, a secretary, a treasurer, and such other officers as may be elected in accordance with the provisions of Section 5.03. Officers may but need not be directors or shareholders of the corporation. The president and secretary shall be natural persons of full age. The board of directors may elect from among the members of the board of directors a chairman of the board and a vice chairman of the board who shall be officers of the corporation. Any number of offices may be held by the same person.

(b)    Bonding. The corporation may secure the fidelity of any or all of its officers by bond or otherwise.

(c)    Standard of Care. In lieu of the standards of conduct otherwise provided by law, officers of the corporation shall be subject to the same standards of conduct, including standards of care and loyalty and rights of justifiable reliance, as shall at the time be applicable to directors of the corporation. An officer of the corporation shall not be personally liable, as such, to the corporation or its shareholders for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or any failure to take any action, unless the officer has breached or failed to perform the duties of his or her office under the Articles, these bylaws, or the applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection shall not apply to the responsibility or liability of an officer pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law.

Section 5.02    Election, Term of Office and Resignations.

(a)    Election and Term of Office. The officers of the corporation, except those elected by delegated authority pursuant to Section 5.03, shall be elected annually by the board of directors, and each such officer shall hold office for a term of one year and until a successor has been selected and qualified or until his or her earlier death, resignation or removal. Election or appointment of an officer or agent shall not of itself create contract rights.

(b)    Resignations. Any officer may resign at any time upon written notice to the corporation. The resignation shall be effective upon receipt thereof by the corporation or at such subsequent time as may be specified in the notice of resignation.

Section 5.03    Subordinate Officers, Committees and Agents. The board of directors may from time to time elect such other officers and appoint such committees, employees or other agents as the business of the corporation may require or the board of directors deems advisable, including one or more assistant secretaries, and one or more assistant treasurers, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws, or as the board of directors may from time to time determine. The board of directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

Section 5.04    Removal of Officers and Agents. Any officer or agent of the corporation may be removed by the board of directors with or without cause. The removal shall be without prejudice to the contract rights, if any, of any person so removed.

Section 5.05    Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause, may be filled by the board of directors or by the officer or committee to which the power to fill such office has been delegated pursuant to Section 5.03, as the case may be, and if the office is one for which these bylaws prescribe a term, shall be filled for the unexpired portion of the term.

Section 5.06    Authority.

(a)    General Rule. All officers of the corporation, as between themselves and the corporation, shall have such authority and perform such duties in the management of the corporation as may be provided by or pursuant to resolutions or orders of the board of directors or, in the absence of controlling provisions in the resolutions or orders of the board of directors, as may be determined by or pursuant to these bylaws.

(b)    Chief Executive Officer. The chairman of the board or the president, as designated from time to time by the board of directors, shall be the chief executive officer of the corporation.

Section 5.07    Chairman and Vice Chairman of the Board. The chairman of the board or in the absence of the chairman, the vice chairman of the board, or in the absence of a chairman or vice chairman of the Board, a chairman appointed at the meeting, shall preside at meetings of the board of directors, and shall perform such other duties as may from time to time be requested by the board of directors.

Section 5.08    President. The president of the corporation shall have general supervision over the business and operations of the corporation, subject however, to the control of the board of directors and, if the chairman of the board is the chief executive officer of the corporation, the chairman of the board. The president shall sign, execute, and acknowledge, in the name of the corporation, deeds, mortgages, bonds, contracts or other instruments, authorized by the board of directors, except in cases where the signing and execution thereof shall be expressly delegated by the board of directors, or by these bylaws, to some other officer or agent of the corporation; and, in general, shall perform all duties incident to the office of president and such other duties as from time to time may be assigned by the board of directors and, if the chairman of the board is the chief executive officer of the corporation, the chairman of the board.

Section 5.09    Vice Presidents. The vice presidents of the corporation shall perform the duties of the president in the absence of the president and such other duties as may from time to time be assigned to them by the board of directors or the president.

Section 5.10    Secretary. The secretary or an assistant secretary of the corporation shall attend all meetings of the shareholders and of the board of directors and all committees thereof and shall record all the votes of the shareholders and of the directors and prepare the minutes of the meetings of the shareholders and of the board of directors and of committees thereof in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the corporation as required by law; shall be the custodian of the seal of the corporation and see that it is affixed to all documents to be executed on behalf of the corporation under its seal; and, in general, shall perform all duties incident to the office of secretary, and such other duties as may from time to time be assigned by the board of directors or the president.

Section 5.11    Treasurer. The treasurer or an assistant treasurer of the corporation shall have or provide for the custody of the funds or other property of the corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the corporation; shall deposit all funds in his or her custody as treasurer in banks or other places of deposit as the board of directors may from time to time designate; shall, whenever so required by the board of directors, render an account showing all transactions as treasurer, and the financial condition of the corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the board of directors or the president.

Section 5.12    Compensation. The compensation of the officers elected by the board of directors shall be fixed from time to time by the board of directors or by such officer as may be designated by resolution of the board of directors. The compensation of any other officers, employees and other agents shall be fixed from time to time by the board of directors or by the officer or committee to which the power to elect such officers or to retain or appoint such employees or other agents has been delegated pursuant to Section 5.03. No officer shall be prevented from receiving such compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE VI

CERTIFICATES OF STOCK, TRANSFER, ETC.

Section 6.01    Share Certificates.

(a)    Form of Certificates.    Shares of the corporation shall be uncertificated and shall not initially be represented by certificates, except to the extent as may be required by applicable law, as requested by a shareholder or as may otherwise be authorized by the Board of Directors. In the event shares of stock are represented by certificates, such share certificates shall be in such form as approved by the board of directors, and shall state that the corporation is incorporated under the laws of the Commonwealth of Pennsylvania, the name of the person to whom issued, and the number and class of shares and the designation of the series (if any) that the certificate represents. If the corporation is authorized to issue shares of more than one class or series, certificates representing shares of the corporation shall set forth upon the face or back of the certificate (or shall state on the face or back of the certificate that the corporation will furnish to any shareholder upon request and without charge), a full or summary statement of the designations, voting rights, preferences, limitations and special rights of the shares of each class or series authorized to be issued so far as they have been fixed and determined and the authority of the board of directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the classes and series of shares of the corporation.

(b)    Share Register. The share register or transfer books and blank share certificates shall be kept by the secretary of the corporation or by any transfer agent or registrar designated by the board of directors for that purpose.

Section 6.02    Issuance. Any share certificates of the corporation shall be numbered and registered in the share register or transfer books of the corporation as they are issued. They shall be executed in such manner as the board of directors shall determine.

Section 6.03    Transfer. Transfers of shares shall be made on the share register or transfer books of the corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made inconsistent with the provisions of the Uniform Commercial Code, 13 Pa.C.S. §§ 8101 et seq., and its amendments and supplements.

Section 6.04    Record Holder of Shares. The corporation shall be entitled to treat the person in whose name any share or shares of the corporation stand on the books of the corporation as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person.

Section 6.05    Lost, Destroyed or Mutilated Certificates. The holder of any shares of the corporation shall immediately notify the corporation of any loss, destruction or mutilation of the certificate therefor, and the board of directors may, in its discretion, cause a new certificate or certificates to be issued to such holder, in case of mutilation of the certificate, upon the surrender of the mutilated certificate or, in case of loss or destruction of the certificate, upon satisfactory proof of such loss or destruction and, if the board of directors shall so determine, the deposit of a bond in such form and in such sum, and with such surety or sureties, as it may direct.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS

AND OTHER AUTHORIZED REPRESENTATIVES

Section 7.01    Scope of Indemnification.

(a)    General Rule. The corporation shall indemnify an indemnified representative against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise by reason of the fact that such person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability, except to the extent prohibited by applicable law.

(b)    Partial Payment. If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, the corporation shall indemnify such indemnified representative to the maximum extent for such portion of the liabilities.

(c)    Presumption. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendre or its equivalent shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

(d)    Definitions. For purposes of this Article:

(1)    “indemnified capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a director, officer, employee or agent of the corporation, or, at the request of the corporation, as a director, officer, manager, employee, agent, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other entity or enterprise;

(2)    “indemnified representative” means any and all directors and officers of the corporation and any other person designated as an indemnified representative by the board of directors of the corporation (which may, but need not, include any person serving at the request of the corporation, as a director, officer, manager, employee, agent, fiduciary or trustee of another corporation, partnership, limited liability company, joint venture , trust, employee benefit plan or other entity or enterprise);

(3)    “liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements); and

(4)    “proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation, a class of its security holders or otherwise.

Section 7.02    Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Article, the corporation shall not indemnify under this Article an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counter claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors in office. This section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article.

Section 7.03    Advancing Expenses. The corporation shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 7.01 or the initiation of or participation in which is authorized pursuant to Section 7.02 upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined pursuant to Section 7.06 or otherwise that such person is not entitled to be indemnified by the corporation pursuant to this Article. Neither action by the board of directors nor confirmation of the financial ability of an indemnified representative to repay an advance shall be a prerequisite to the making of such advance.

Section 7.04    Securing of Indemnification Obligations. To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, grant a security interest in any assets or properties of the corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the board of directors shall deem appropriate. Absent fraud, the determination of the board of directors with respect to such amounts, costs, terms and conditions shall be conclusive against all security holders, officers and directors and shall not be subject to voidability.

Section 7.05    Payment of Indemnification. An indemnified representative shall be entitled to indemnification within 30 days after a written request for indemnification has been delivered to the secretary of the corporation.

Section 7.06    Contribution. If the indemnification provided for in this Article or otherwise is unavailable for any reason in respect of any liability or portion thereof, the corporation shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Article or otherwise.

Section 7.07    Mandatory Indemnification of Directors, Officers, etc. To the extent that an authorized representative of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in PBCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

Section 7.08    Contract Rights, Amendment or Repeal. All rights under this Article shall be deemed a contract between the corporation and the indemnified representative pursuant to which the corporation and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 7.09    Scope of Article. The rights granted by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or directors or otherwise, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article shall continue as to a person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person.

Section 7.10    Reliance on Provisions. Each person who shall act as an indemnified representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Article.

Section 7.11    Interpretation. The provisions of this Article are intended to constitute bylaws authorized by the PBCL.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Corporate Seal. The corporation may have a corporate seal in the form of a circle containing the name of the corporation, the year of incorporation and such other details as may be approved by the board of directors. The affixation of the corporate seal shall not be necessary to the valid execution, assignment or endorsement by the corporation of any instrument or other document.

Section 8.02    Checks. All checks, notes, bills of exchange or other similar orders in writing shall be signed by such one or more officers or employees of the corporation as the board of directors may from time to time designate.

Section 8.03    Contracts.

(a)    General Rule. Except as otherwise provided in the PBCL in the case of transactions that require action by the shareholders, the board of directors may authorize any officer or agent to enter into any contact or to execute or deliver any instrument on behalf of the corporation, and such authority may be general or confined to specific instances.

(b)    Statutory Form of Execution of Instruments. Any note, mortgage, evidence of indebtedness, contract or other document, or any assignment or endorsement thereof, executed or entered into between the corporation and any other person, when signed by one or more officers or agents having actual or apparent authority to sign it, or by the president or vice president and secretary or assistant secretary or treasurer or assistant treasurer of the corporation, shall be held to have been properly executed for and on behalf of the corporation, without prejudice to the rights of the corporation against any person who shall have executed the instrument in excess of his or her actual authority.

Section 8.04    Interested Directors or Officers; Quorum.

(a)    General Rule. A contract or transaction between the corporation and one or more of its directors or officers or between the corporation and another corporation, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest, shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his, her or their votes are counted for that purpose, if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors even though the disinterested directors are less than a quorum; (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

(b)    Quorum. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board which authorizes a contract or transaction specified in subsection (a).

Section 8.05    Deposits. All funds of the corporation shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as the board of directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees of the corporation as the board of directors shall from time to time designate.

Section 8.06    Corporate Records.

(a)    Required Records. The corporation shall keep complete and accurate books and records of account, minutes of the proceedings of the incorporators, shareholders and directors and a share register giving the names and addresses of all shareholders and the number and class of shares held by each. The share register shall be kept at the registered office of the corporation in the Commonwealth of Pennsylvania, at its principal place of business wherever situated, at any actual business office of the corporation, or at the office of its registrar or transfer agent. Any books, minutes or other records may be in written form or any other form capable of being converted into written form within a reasonable time.

(b)    Right of Inspection by Shareholders. Every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to the interest of the person as a shareholder. In every instance where an attorney or other agent is the person who seeks the right of inspection, the demand shall be accompanied by a verified power of attorney or other writing that authorizes the attorney or other agent to so act on behalf of the shareholder. The demand shall be directed to the corporation at its registered office in the Commonwealth of Pennsylvania, at its principal place of business wherever situated, or in care of the person in charge of an actual business office of the corporation.

(c)    Examination by Directors. Any director shall have the right to examine the corporation’s share register, a list of its shareholders and its other books and records for a purpose reasonably related to the person’s position as a director.

(d)    Examination Subject to Confidentiality. Any examination of the corporation’s share register, list of shareholders, books and records of account, and other records in accordance with subsections (b) and (c) above shall be subject to such reasonable conditions of confidentiality and other safeguards as shall be necessary or appropriate, in the judgment of the board of directors of the corporation, to protect the corporation’s proprietary, trade secret and other legally protectable information.

Section 8.07    Amendment of Bylaws. These bylaws may be amended or repealed, or new bylaws may be adopted, either (i) by vote of the shareholders at any duly organized annual or special meeting of shareholders or by consent in lieu thereof, or (ii) with respect to those matters that are not by statute committed expressly to the shareholders and regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed, by vote of a majority of the board of directors in office at any regular or special meeting of directors or by consent in lieu thereof. Any change in these bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change.